Prospectus Supplement (To Prospectus dated August 21, 2009)	Filed Pursuant to Rule 424(b)(5) Registration No. 333-160504

$20,000,000
Common Stock

URANERZ ENERGY CORPORATION

Uranerz Energy Corporation (which we refer to as “Uranerz,” the “Company,” “we,” or “us”) has entered into a sales agreement (which we refer to as the “sales agreement”) with Haywood Securities (USA) Inc. (which we refer to as the “Agent”) relating to our common stock, par value $0.001, offered by this prospectus supplement and the accompanying base prospectus.  Pursuant to the terms of the sales agreement, we may offer and sell shares of our common stock having an aggregate offering price of up to $20,000,000 from time to time through the Agent, as our agent for the offer and sale of the shares of our common stock.

Our common stock is traded on the NYSE Amex LLC (which we refer to as the “NYSE Amex”) and on the Toronto Stock Exchange (which we refer to as the “TSX”) under the symbol “URZ,” and on the Frankfurt Exchange under the symbol “U9E.”  On November 29, 2010, the closing price of our common stock on the NYSE Amex was $3.92 per share, on the TSX was Cdn$3.99 per share and on the Frankfurt Exchange was €3.05 per share.  Our principal executive offices are located at 1701 East “E” Street, PO Box 50850, Casper, Wyoming 82605-0850 and our telephone number at that address is 307-265-8900.

Sales of shares of our common stock, if any, under this prospectus supplement and the accompanying base prospectus may be made by any method permitted by law that is deemed to be an “at the market” offering, as defined in Rule 415 under the United States Securities Act of 1933, as amended (which we refer to as the “Securities Act”), including, without limitation, by means of ordinary brokers’ transactions between members of the NYSE Amex that qualify for delivery of a prospectus to the NYSE Amex in accordance with Rule 153 under the Securities Act.  No shares of our common stock offered by this prospectus supplement and the accompanying base prospectus will be sold on the TSX or on other markets in Canada.

The compensation payable to the Agent for sales of shares of our common stock with respect to which the Agent acts as sales agent shall be equal to 3% of the gross sales price of those shares, which compensation may increase to 5% of the gross sales price of shares of our common stock sold for certain sales upon the agreement of us and the Agent.  See “Plan of Distribution” beginning on page S-16 of this prospectus supplement. In connection with the sale of shares of our common stock on our behalf, the Agent may be deemed to be an “underwriter” within the meaning of the Securities Act, and the compensation of the Agent may be deemed to be underwriting commissions or discounts.

Investing in our securities involves certain risks.  You could lose some or all of your investment.  See “Risk Factors” beginning on page S-6 of this prospectus supplement and “Risk Factors and Uncertainties” beginning on page 7 of the accompanying base prospectus and in the documents incorporated by reference herein and therein. You should consider carefully these risks together with all of the other information contained, or incorporated by reference, in this prospectus supplement and the accompanying base prospectus before making a decision to purchase our securities.

Neither the United States Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying base prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Haywood Securities (USA) Inc.

The date of this prospectus supplement is November 30, 2010

TABLE OF CONTENTS

PROSPECTUS SUPPLEMENT

ABOUT THIS PROSPECTUS SUPPLEMENT	S-ii
WHERE TO FIND ADDITIONAL INFORMATION	S-ii
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS	S-iii
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE	S-iv
SUMMARY	S-1
RISK FACTORS	S-6
USE OF PROCEEDS	S-9
DIVIDEND POLICY	S-9
PRICE RANGE OF COMMON STOCK	S-9
CONSOLIDATED CAPITALIZATION	S-10
SELECTED CONSOLIDATED FINANCIAL DATA	S-11
DESCRIPTION OF COMMON STOCK	S-12
PLAN OF DISTRIBUTION	S-16
LEGAL MATTERS	S-17
INTEREST OF EXPERTS	S-17

BASE PROSPECTUS

ABOUT THIS PROSPECTUS	1
SUMMARY	2
RISK FACTORS AND UNCERTAINTIES	7
DOCUMENTS INCORPORATED BY REFERENCE	13
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS	14
RECENT DEVELOPMENTS	15
USE OF PROCEEDS	15
RATIO OF EARNINGS TO FIXED CHARGES	15
DESCRIPTION OF COMMON SHARES	15
DESCRIPTION OF DEBT SECURITIES	16
DESCRIPTION OF WARRANTS	27
DESCRIPTION OF SUBSCRIPTION RECEIPTS	29
DESCRIPTION OF UNITS	32
PLAN OF DISTRIBUTION	33
U.S. FEDERAL INCOME TAX CONSEQUENCES	34
INTERESTS OF NAMED EXPERTS AND COUNSEL	38
EXPERTS	38
WHERE YOU CAN FIND MORE INFORMATION	38

You should rely only on the information contained in or incorporated by reference in this prospectus supplement, the accompanying base prospectus and any related free writing prospectus. We have not, and the Agent has not, authorized any other person to provide you with additional or different information. If anyone provides you with additional or different information, you should not rely on it. We are not, and the Agent is not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying base prospectus, any related free writing prospectus and the documents incorporated by reference herein and therein is accurate only as of the respective dates of such documents.  Our business, financial condition, results of operations and prospects may have changed since those dates.  See “About this Prospectus Supplement” beginning on page S-ii of this prospectus supplement.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement relates to a registration statement that we filed with the United States Securities and Exchange Commission (which we refer to as the “SEC”) utilizing a shelf registration process.  Under this shelf registration process, we may, from time to time, offer, sell and issue any of the securities or any combination of the securities described in the accompanying base prospectus in one or more offerings.  The accompanying base prospectus provides you with a general description of the securities we may offer.  This prospectus supplement contains specific information about the terms of this offering of our common stock.  To the extent there is a conflict between the information contained in this prospectus supplement, the accompanying base prospectus, any related free writing prospectus or any document incorporated by reference herein or therein, the information in this prospectus supplement shall control; provided, however, that if any statement in one of these documents is inconsistent with a statement in another document having a later date — for example, a document incorporated by reference in the accompanying base prospectus — the statement in the document having the later date modifies or supersedes the earlier statement in accordance with Rule 412 promulgated under the Securities Act.  You should read this prospectus supplement, the accompanying base prospectus and any related free writing prospectus filed by us together with the information described under the sections entitled “Where to Find Additional Information” and “Incorporation of Certain Information by Reference” in this prospectus supplement.  We have also filed this prospectus supplement and the accompanying base prospectus with the securities regulatory authorities in each of the provinces of Canada, except Quebec, pursuant to the multi-jurisdictional disclosure system.  However, the sales agreement does not permit the Agent to offer and sell our common stock in Canada.

Prospective investors should be aware that the acquisition of our common stock described herein may have tax consequences in the United States.  Such consequences for investors who are resident in, or citizens of, the United States may not be described fully in this prospectus supplement or the accompanying base prospectus.  See “U.S. Federal Income Tax Consequences” in the accompanying base prospectus.

Unless otherwise stated, currency amounts in this prospectus supplement are stated in United States dollars.  The financial statements incorporated by reference in this prospectus supplement and the accompanying base prospectus are presented in United States dollars.  References to “$” are to United States dollars and references to “Cdn$” are to Canadian dollars.  The financial statements incorporated by reference in this prospectus supplement and the accompanying base prospectus, and the selected consolidated financial data derived therefrom included in this prospectus supplement, have been prepared in accordance with accounting principles generally accepted in the United States (which we refer to as “U.S. GAAP”).

The registration statement that contains the accompanying base prospectus (SEC Registration No. 333-160504) (including the exhibits filed with and the information incorporated by reference in the registration statement) contains additional important business and financial information about us and our common stock that is not presented or delivered with this prospectus supplement.  That registration statement, including the exhibits filed with the registration statement and the information incorporated by reference in the registration statement, can be read at the SEC’s website, www.sec.gov, or at the SEC office mentioned under the section of this prospectus supplement entitled “Where to Find Additional Information” below.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference in this prospectus supplement or the accompanying base prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreement, and should not be deemed to be a representation, warranty or covenant to you.  Moreover, such representations, warranties or covenants were accurate only as of the date when made.  Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

WHERE TO FIND ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC.  You may read and copy any document that we have filed with the SEC at the SEC’s public reference room located at 100 F Street, N.E., Washington, DC 20549.  You may also request copies of any document that we have filed with the SEC, upon payment of a duplicating fee, by writing to the SEC’s public reference room.  Please call the SEC at 1-800-SEC-0330 for further information on the operation of its public reference room.  Our SEC filings also are available to the public on the SEC’s website, www.sec.gov.  In addition, we maintain a website that contains information about us, including most of our SEC filings, at www.uranerz.com.  The information contained on our website does not constitute a part of this prospectus supplement, the accompanying base prospectus or any other report or documents we file with or furnish to the SEC or with the securities regulatory authorities in Canada.

S-ii

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying base prospectus and the documents incorporated herein and therein by reference contain “forward-looking-statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995.  Such forward-looking statements concern our anticipated results, developments in our operations in future periods, planned exploration, development of our properties (if warranted), plans related to our business and other matters that may occur in the future.  These statements relate to analyses and other information that are based on forecasts of future results, estimates of amounts not yet determinable and assumptions of management.

Any statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, assumptions, future events or performance (often, but not always, using words or phrases such as “expects,” “does not expect,” “is expected,” “anticipates,” “does not anticipate,” “plans,” “estimates” or “intends,” or stating that certain actions, events or results “may,” “could,” “would,” “might” or “will” be taken, occur or be achieved) are not statements of historical fact and may be forward-looking statements.  Forward-looking statements are subject to a variety of known and unknown risks, uncertainties and other factors which could cause actual events or results to differ from those expressed or implied by the forward-looking statements, including, without limitation:

•	risks related to our limited operating history;

•	risks related to the probability that our properties contain reserves;

•	risks related to our past losses and expected losses in the near future;

•	risks related to our need for qualified personnel for exploring, starting and operating a mine;

•	risks related to our lack of known reserves;

•	risks related to the fluctuation of uranium prices;

•	risks related to environmental laws and regulations and environmental risks;

•	risks related to using our in-situ recovery (which we refer to as “ISR”) mining process;

•	risks related to exploration and, if warranted, development of our properties, including, without limitation, our ability to secure rights of access or use of the surface of lands;

•
risks related to our ability to acquire necessary mining licenses or permits, including, without limitation, any licenses or permits that may be required from the United States Nuclear Regulatory Commission (which we refer to as “NRC”) or the Wyoming Department of Environmental Quality — Land Quality Division (which we refer to as “WDEQ”);

•	risks associated with the design and implementation of our processing facilities;

•	risks related to our ability to make property payment obligations;

•	risks related to the competitive nature of the mining industry;

•	risks related to our dependence on key personnel;

•	risks related to requirements for new personnel;

•	risks related to securities regulations;

•	risks related to stock price and volume volatility;

•	risks related to dilution;

•	risks related to our lack of dividends;

•	risks related to our ability to access capital markets;

•	risks related to recent market events;

S-iii

•	risks related to security of our cash and investments;

•	risks related to our issuance of additional shares of our common stock;

•	risks related to acquisition and integration issues; and

•	risks related to defects in title to our mineral properties.

For a more detailed discussion of such risks and other important factors that could cause actual results to differ materially from those in such forward-looking statements, please see the section entitled “Risk Factors” beginning on page S-6 of this prospectus supplement, the section entitled “Risk Factors and Uncertainties” beginning on page 7 of the accompanying base prospectus and, to the extent applicable, the “Risk Factors” and “Risk Factors and Uncertainties” sections in our Annual Reports on Form 10-K and our Quarterly Reports on Form 10-Q as filed with the SEC that are incorporated by reference herein.  Although we have attempted to identify important factors that could cause actual results to differ materially from those described in forward-looking statements, there may be other factors that cause results not to be as anticipated, estimated or intended.  There can be no assurance that these statements will prove to be accurate, as actual results and future events could differ materially from those anticipated in the forward-looking statements.  Except as required by law, we assume no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.  Investors should review our subsequent reports filed with the SEC and the Canadian securities authorities on Forms 10-K, 10-Q and 8-K and any amendments thereto.  We qualify all forward-looking statements by these cautionary statements.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” in the accompanying base prospectus, as supplemented by this prospectus supplement, the information that we file with the SEC, which means that we can disclose important information to you by referring you to those documents.  The information incorporated by reference is considered to be part of the accompanying base prospectus, as supplemented by this prospectus supplement.  The following documents, which have been filed by us with the SEC, are specifically incorporated by reference in, and form an integral part of, the accompanying base prospectus, as supplemented by this prospectus supplement (excluding, unless otherwise provided therein or herein, information furnished pursuant to Item 2.02 and Item 7.01 of any Current Report on Form 8-K):

(a)
our Annual Report on Form 10-K for the year ended December 31, 2009, which report contains our audited financial statements and the notes thereto as at December 31, 2009 and 2008 and for the three years ended December 31, 2009, together with the auditors’ report thereon, as filed on March 15, 2010;

(b)
our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2010, which report contains our unaudited financial statements and the notes thereto as at September 30, 2010 and for the three and nine month periods ended September 30, 2010 and 2009, as filed on November 9, 2010;

(c)
our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2010, which report contains our unaudited financial statements and the notes thereto as at June 30, 2010 and for the three and six month periods ended June 30, 2010 and 2009, as filed on August 9, 2010;

(d)
our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2010, which report contains our unaudited financial statements and the notes thereto as at March 31, 2010 and for the three month periods ended March 31, 2010 and 2009, as filed on May 7, 2010;

(e)	our Current Reports on Form 8-K filed on March 4, 2010, April 16, 2010, June 14, 2010, August 3, 2010, August 26, 2010 and November 30, 2010;

(f)
the description of our common stock contained in our registration statement on Form 8-A, as filed on August 7, 2006, including any amendment or reports filed for purposes of updating such description; and

(g)
the description of our common stock purchase rights contained in our registration statement on Form 8-A, as filed on August 26, 2010, including any amendment or reports filed for purposes of updating such description.

S-iv

All documents that we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the United States Securities Exchange Act of 1934, as amended, after the date of this prospectus supplement but before the completion of the offering of the securities made by this prospectus supplement and the accompanying base prospectus shall be incorporated by reference in the accompanying base prospectus, as supplemented by this prospectus supplement, from the date of filing of such documents.  Information that we file later with the SEC and prior to the completion of the offering of the securities made by this prospectus supplement and the accompanying base prospectus will automatically update information in this prospectus supplement and the accompanying base prospectus.  In all cases, you should rely on the information we file later with the SEC over different information included in this prospectus supplement and the accompanying base prospectus.

You may obtain copies of any of the above-mentioned documents by contacting us at the address and telephone number indicated below or by contacting the SEC as described under the section entitled “Where to Find Additional Information.” You may request a copy of the above-mentioned documents, and any exhibits that have specifically been incorporated by reference as an exhibit to the registration statement of which this prospectus supplement forms a part, at no cost, by writing to or telephoning:

Uranerz Energy Corporation
1701 East “E” Street, PO Box 50850
Casper, Wyoming 82605-0850
Attention: Sandra R. MacKay, Corporate Secretary
(604) 689-1659

S-v

SUMMARY

This summary highlights selected information contained elsewhere or incorporated by reference in this prospectus supplement and the accompanying base prospectus.  This summary may not contain all the information that you should consider before investing in our common stock. You should read this entire prospectus supplement and the accompanying base prospectus, including the documents incorporated by reference herein and therein, carefully, including the section entitled “Risk Factors” beginning on page S-6 of this prospectus supplement, the section entitled “Risk Factors and Uncertainties” beginning on page 7 of the accompanying base prospectus and, to the extent applicable, the “Risk Factors” and “Risk Factors and Uncertainties” sections in the documents incorporated by reference in this prospectus supplement and the accompanying base prospectus, before making an investment decision.  This prospectus supplement may add to, update or change information in the accompanying base prospectus.

Our Company

We were incorporated under the laws of the State of Nevada on May 26, 1999.  On July 5, 2005, we changed our name from Carleton Ventures Corp. to Uranerz Energy Corporation.  Our principal executive offices are located at 1701 East “E” Street, PO Box 50850, Casper, Wyoming 82605-0850 and our telephone number at that address is 307-265-8900.  We also maintain an administrative office located at Suite 1410 — 800 West Pender Street, Vancouver, British Columbia, Canada V6C 2V6 and our telephone number at that address is 604-689-1659.  Our website is located at www.uranerz.com. The information contained on our website does not constitute a part of this prospectus supplement, the accompanying base prospectus or any other report or documents we file with or furnish to the SEC or with the securities regulatory authorities in Canada.

General

We are an exploration stage company engaged in the acquisition and exploration of uranium properties.  “Uranium,” as used in this context, refers to U3O8. “U3O8,” also called yellowcake, is triuranium octoxide produced from uranium ore and is the most actively traded uranium-related commodity.

We are principally focused on the exploration of our properties in the Powder River Basin area of Wyoming.  We are exploring these properties with the objective of assessing their viability for ISR uranium mining projects.  ISR is a mining process that uses a “leaching solution” to extract uranium from underground ore bodies.  We also own interests in properties in the Great Divide Basin area of Wyoming, in Texas and in Saskatchewan, Canada.

In 2007, we applied for mine operating permits on two of our properties in the Powder River Basin area of Wyoming that we feel have the potential, based on data in our possession, of being developed into commercial ISR uranium mines.  These permits are in the advanced permitting and licensing stage and, if received, should allow us to produce uranium yellowcake concentrate, which can be sold directly to utilities for processing into fuel used in nuclear electrical generating facilities.

In March 2010, we commenced preparation of environmental permit and license applications for a third ISR uranium mining unit in the central Powder River Basin area of Wyoming.  This unit, Jane Dough, is adjacent to the area currently being licensed and will share infrastructure.  Jane Dough includes the Doughstick, South Doughstick and North Jane properties.

Our Powder River Basin area of Wyoming properties include:

•	our 100% owned properties that totalled 26,144 acres as of November 30, 2010; and
•	our 81% interest Arkose Mining Venture properties that totalled 67,273 acres as of November 30, 2010.

Our 100% owned properties are comprised of unpatented lode mining claims, state leases and fee (private) mineral leases, summarized as follows:

Property Composition	Ownership Interest(1)	Number of Claims/ Leases	Acreage (Approximate)
Unpatented lode mining claims	100%	857	17,140 acres
State leases	100%	7	6,480 acres
Fee (private) mineral leases	100%	23	2,524 acres
Total			26,144 acres

(1)	Subject to various royalties.

Our 100% owned properties in the Powder River Basin area of Wyoming include the following property units:

Property	Number of Claims	Acreage (Approximate)
Doughstick	22	440 acres
Collins Draw	32	640 acres
North Rolling Pin	54	1,080 acres
Hank	66	1,320 acres
Nichols Ranch	36	720 acres
South Willow Creek	11	220 acres
West North-Butte	125	2,500 acres
East Nichols	44	880 acres
North Nichols	107	2,140 acres
Total	497	9,940 acres

The Arkose Mining Venture properties are comprised of unpatented lode mining claims, state leases and fee (private) mineral leases, summarized as follows:

Property Composition	Ownership Interest(1)	Number of Claims/ Leases	Acreage (Approximate)
Unpatented lode mining claims	81%	2,857	46,763 acres
State leases	81%	3	2,080 acres
Fee (private) mineral leases	81%	69	18,430 acres
Total			67,273 acres

(1)	Subject to various royalties.

Through a combination of claim staking, purchasing and leasing, we have also acquired interests in several projects that lie within the Powder River Basin area of Wyoming, but outside of the project areas discussed above.  These properties include the Verna Ann, Niles Ranch and Reno Creek projects.  These projects are located in sandstone basins of Tertiary age with known uranium mineralization.  However, due to our focus on other projects, we have not yet initiated exploration work on these projects.

Our plan of operations is to continue exploration of our Powder River Basin area of Wyoming properties. Our Saskatchewan, Great Divide Basin area of Wyoming and Texas properties are under strategic review.  Information regarding the location of and access to our Saskatchewan and Wyoming properties, together with the history of operations, present condition and geology of each of our properties, is presented in Item 2 of our Annual Report on Form 10-K for the year ended December 31, 2009 under the heading “Description of Properties,” which is incorporated by reference herein.

As of November 30, 2010, we are proceeding to obtain operating permits on three uranium mining units in the Powder River Basin area of Wyoming that we feel have the potential, based on data in our possession, of being developed into commercial ISR uranium mines.  Additional units may be added as we assess our geological data.  We plan to use the ISR mining process.  In this process, a “leaching” agent, which contains an oxidant such as oxygen with sodium bicarbonate (commonly known as baking soda) and carbon dioxide, is added to the native groundwater and injected through wells into the ore body in a sandstone aquifer to dissolve the uranium.  This solution is then pumped via other wells to the surface for processing into finished yellowcake product ready for sale to utilities requiring nuclear fuel for operations — resulting in a cost-efficient and, relative to other common mining methods, a more environmentally friendly mining process.

The ISR mining process differs dramatically from conventional mining techniques in that ISR mining leaves the rock matrix in place.  The ISR technique avoids the movement and milling of rock and ore as well as mill tailing waste associated with more traditional mining methods.

Our December 2007 applications for a Permit to Mine and a Source Materials License for the Nichols Ranch ISR Uranium Project submitted to the WDEQ and the NRC are proceeding as planned.  Both the NRC and WDEQ applications have progressed to final stages.  Concurrently, we have substantially completed the detailed engineering and design of our production well fields and processing facility for the Nichols Ranch and Hank units.  The WDEQ is currently conducting their detailed review of the Permit to Mine application, and both the NRC and WDEQ applications are progressing through the regulatory review process.  Approval of the permit applications should allow us to proceed with the development of the commercial mining facilities and related infrastructure.

The mine plan for the Nichols Ranch ISR Uranium Project includes a central processing facility at our Nichols Ranch property and a satellite ion exchange uranium concentrating facility at our Hank property.  The ultimate production level from these two units is planned to be in the range of 600,000 to 800,000 pounds per year (as U3 08 ).  The central processing facility is planned for a licensed capacity of 2,000,000 pounds per year of uranium (as U3 08) and it is intended that it will process uranium-bearing well-field solutions from Nichols Ranch, as well as uranium-loaded resin transported from the Hank satellite facility, plus uranium-loaded resin from any additional satellite deposits that may be developed on our other Powder River Basin area of Wyoming properties.  The Jane Dough unit is compatible with this plan.  We believe this centralized design enhances the economics of our potential additional satellite projects by maximizing production capacity while minimizing further capital expenditures on processing facilities.

In anticipation of receiving all the approvals necessary to begin construction in 2010, we have commenced a marketing program for conditional sales of uranium from our Nichols Ranch ISR Uranium Project.  On July 23, 2009, we announced that we entered into a sales agreement with Exelon Generation Company, LLC for the sale of uranium over a five year period for defined pricing.  On August 17, 2009, we announced our second contract for the sale of uranium to a U.S. utility over five years, with a pricing structure that contains references to both spot and long-term prices and includes a floor and ceiling price.  These two agreements do not individually represent a substantial portion of our targeted uranium production and our business is not substantially dependent on these agreements.  We will still need to negotiate the sale of a substantial portion of our targeted uranium production by either entering into additional future sales contracts or selling production as it becomes available to the market at prevailing market prices at that time.  We cannot guarantee that we will be able to negotiate additional future sales contracts on terms acceptable to us, that there will be a market for our targeted uranium production at the time it is available for sale or that uranium prices at the time our targeted uranium production is available to the market will be at prices profitable to us.

For the remainder of 2010, we will continue with the planned exploration program focusing on drilling targets in North Buck.  Additionally, we will continue installing environmental wells at the Jane Dough property and planning will continue for a commercial well field while waiting for approval of mining permits for the Nichols Ranch ISR Uranium Project.

Recent Developments

During August 2010, we decided to forfeit our interests in certain mining claims which we determined, based on the review, analysis and recommendations of our geological staff, did not merit further exploration and accordingly were no longer of strategic interest or value to us.  The claims, which were forfeited effective September 1, 2010, when the annual renewal fee would have become due, were comprised of 295 claims in the Powder River Basin area of Wyoming, in which we had held a 100% interest, and a further 1,266 claims in the same area, in which we held an 81% interest through the Arkose Mining Venture.

On October 14, 2010, we filed a technical report entitled “Technical Report, Reno Creek Property, Campbell County, Wyoming, U.S.A.” prepared by Douglass H. Graves, PE of TREC, Inc. and dated October 13, 2010.

On November 16, 2010, the NRC issued, in draft form, the Source Materials License for the Nichols Ranch ISR Uranium Project.  The issuance of the draft Source Materials License allows us to review the document to determine if there have been any material errors or omissions, or if there are any operational, procedural, monitoring or reporting requirements in the draft Source Materials License that are contrary to the requirements stated in our application for the Source Materials License.  If there are material differences in the requirements between those stated in the draft Source Materials License and those stated in our application, we will have the opportunity to discuss and resolve these differences with the NRC.  After the draft Source Materials License review process is completed, and 30 days after the final Supplemental Environmental Impact Statement is published, the NRC may issue the final Source Materials License for the Nichols Ranch ISR Uranium Project; however, there can be no assurance as to when or if the NRC will issue the final Source Materials License.  The issuance of the draft Source Materials License for the Nichols Ranch ISR Uranium Project does not constitute a final licensing decision by the staff of the NRC.

The Offering

The following is a brief summary of certain terms of this offering and is not intended to be complete.  For a complete description of our common stock, see “Description of Common Stock” beginning on page S-12 of this prospectus supplement.

Issuer:	Uranerz Energy Corporation

Common stock offered by us:	Shares of our common stock having an aggregate offering price of up to $20,000,000.

Common stock outstanding immediately after this offering:	69,577,027 shares.(1)

Manner of offering:
Any method permitted by law that is deemed to be an “at the market” offering, as defined in Rule 415 under the Securities Act, including, without limitation, by means of ordinary brokers’ transactions between members of the NYSE Amex that qualify for delivery of a prospectus to the NYSE Amex in accordance with Rule 153 under the Securities Act.

Use of Proceeds:
We currently intend to use the net proceeds from this offering to continue the exploration and, if warranted, development of our properties in the central Powder River Basin area of Wyoming and for general corporate purposes, including working capital and other general and administrative purposes.  In addition, if we receive the required mining licenses and permits for the development of the Nichols Ranch ISR Uranium Project, then we may allocate some portion of the net proceeds from this offering for mine construction.

Listing Symbol:	Our common stock is traded on the NYSE Amex and on the TSX under the symbol “URZ,” and on the Frankfurt Exchange under the symbol “U9E.”

Risk Factors:
Investing in our common stock involves risks that are described in the “Risk Factors” section beginning on page S-6 of this prospectus supplement, the “Risk Factors and Uncertainties” section beginning on page 7 of the accompanying base prospectus and, to the extent applicable, the “Risk Factors” and “Risk Factors and Uncertainties” sections of our Annual Reports on Form 10-K and our Quarterly Reports on Form 10-Q as filed with the SEC that are incorporated by reference in this prospectus supplement and the accompanying base prospectus.

(1)
The number of shares of our common stock outstanding immediately after this offering is based on 64,474,987 shares of our common stock issued and outstanding as of November 25, 2010 and excludes (i) 6,859,600 shares of our common stock reserved for issuance pursuant to outstanding stock options, which are exercisable at a weighted average price of $1.79 per share, (ii) 6,250,000 shares of our common stock reserved for issuance pursuant to outstanding warrants, which are exercisable at a weighted average price of $3.00 per share, and (iii) 1,939,860 shares of our common stock reserved for issuance for future grants under our equity incentive plans.  Also assumes that an aggregate of 5,102,040 shares of our common stock are sold, pursuant to this offering, at a price of $3.92 per share, the last reported sale price per share for our common stock on the NYSE Amex on November 29, 2010, for aggregate gross proceeds of approximately $20,000,000.

RISK FACTORS

Investing in our common stock is speculative and involves a high degree of risk.  Before making an investment decision, you should carefully consider the risks described in this prospectus supplement, together with the risks set forth in the “Risk Factors and Uncertainties” section beginning on page 7 of the accompanying base prospectus and the “Risk Factors and Uncertainties” section of our Annual Report on Form 10-K for the year ended December 31, 2009, which is incorporated by reference herein, and any updates to those risks or new risks contained in our subsequent Annual Reports on Form 10-K or our Quarterly Reports on Form 10-Q to be filed with the SEC, all of which we incorporate by reference herein.  If any of these risks actually occurs, our business could be materially harmed.  These risks and uncertainties are not the only ones faced by us.  Additional risks and uncertainties, including those of which we are currently unaware or that are currently deemed immaterial, may also materially and adversely affect our business, financial condition, cash flows, prospects and the price of our common stock.

The following is a short description of the risks and uncertainties which are more fully described under the “Risk Factors and Uncertainties” section of our Annual Report on Form 10-K for the year ended December 31, 2009, which is incorporated by reference herein:

•	Our future performance is difficult to evaluate because we have a limited operating history;

•	Because the probability of an individual prospect having reserves is remote, our properties may not contain any reserves, and any funds spent on exploration may be lost;

•	We have a limited operating history and have losses which we expect to continue into the future. As a result, we may have to suspend or cease exploration activities;

•
Because some of our officers and directors do not have technical training or experience in exploring for, starting and operating a mine, we may have to hire qualified personnel.  If we can’t locate qualified personnel, we may have to suspend or cease exploration activity which may result in the loss of your investment;

•	Our future profitability will be dependent on uranium prices;

•	Our operations are subject to environmental regulation and environmental risks;

•	We intend to extract uranium from our properties using the ISR mining process which may not be successful;

•	We face risks related to exploration and development, if warranted, on our properties;

•	Because we may be unable to meet property payment obligations or be able to acquire or maintain necessary mining licenses, we may lose interests in our exploration properties;

•	Our mineral properties may be subject to defects in title;

•	Because we may be unable to secure access rights, we may be unable to explore and/or develop our properties;

•	Because mineral exploration and development activities are inherently risky, we may be exposed to environmental liabilities. If such an event were to occur it may result in a loss of your investment;

•
Because we have not put a mineral deposit into production before, we may have to acquire outside expertise.  If we are unable to acquire such expertise we may be unable to put our properties into production and you may lose your investment;

•	Acquisitions and integration issues may expose us to additional risks which could have a material adverse effect on our business;

•	The mining industry is highly competitive;

•	We are dependent upon key management employees;

•	Our growth will require new personnel, which we will be required to recruit, hire, train and retain;

•	New legislation, including the Sarbanes-Oxley Act of 2002, may make it difficult for us to retain or attract officers and directors;

•	Stock market price and volume volatility;

•	Dilution through the granting of options;

•	The issuance of additional shares of common stock may negatively impact the trading price of our shares of common stock;

•	You may lose your entire investment in our shares;

•
In the event that your investment in our shares is for the purpose of deriving dividend income or in expectation of an increase in market price of our shares from the declaration and payment of dividends, your investment may be compromised because we do not intend to pay dividends in the foreseeable future;

•
We depend on our ability to successfully access the capital and financial markets.  Any inability to access the capital or financial markets may limit our ability to execute our business plan or pursue investments that we may rely on for future growth; and

•
Recent market events and conditions including disruptions in the U.S. and international credit markets and other financial systems and the deterioration of the U.S. and global economic conditions, could, among other things, impede access to capital or increase the cost of capital, which would have an adverse effect on our ability to fund our working capital and other capital requirements.

Additional Risk Factors

Purchasers in this offering may experience significant dilution as a result of this offering and any future offerings of our common stock.

The public offering price per share of our common stock in this offering may be substantially higher than the pro forma net tangible book value per share of our common stock outstanding prior to this offering.  As a result, purchasers in this offering may experience immediate substantial dilution.  In addition, we have issued stock options and warrants to acquire shares of our common stock at prices that may be below the public offering price per share of our common stock in this offering.  To the extent outstanding stock options or warrants are ultimately exercised, there may be further dilution to purchasers in this offering.

This offering and any future offerings of our common stock may have detrimental effects on existing stockholders.

The sale by us of any shares of our common stock may have the following effects:

•	our existing stockholders’ proportionate ownership interest in us will decrease;

•	our existing stockholders may suffer significant dilution;

•	the relative voting strength of each previously outstanding share of our common stock will be diminished; and

•	the market prices of our common stock may decline.

Our management will have broad discretion over the use of the net proceeds from this offering.

We currently intend to use the net proceeds from this offering to continue the exploration and, if warranted, development of our properties in the central Powder River Basin area of Wyoming and for general corporate purposes, including working capital and other general and administrative purposes.  In addition, if we receive the required mining licenses and permits for the development of the Nichols Ranch ISR Uranium Project, then we may allocate some portion of the net proceeds from this offering for mine construction.  We have not determined the amounts we plan to spend on any of the areas indicated above or the timing of these expenditures.  Accordingly, our management will have considerable discretion in the application of the net proceeds from this offering and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds from this offering are being used appropriately.  The net proceeds from this offering may be used for corporate purposes that do not increase our operating results or market value.  Until the net proceeds from this offering are used, they may be placed in investments that do not produce income or that lose value.

Provisions of our Rights Plan could delay or prevent a take-over bid, even if that take-over bid would be beneficial to our stockholders.

We have adopted a shareholder rights plan, dated August 25, 2010 (which we refer to as the “Rights Plan”), between us and Corporate Stock Transfer, Inc., as rights agent (which we refer to as the “Rights Agent”), which empowers our board of directors to delay or negotiate, and thereby possibly thwart, any take-over bid that our board of directors opposes.  Accordingly, the provisions of our Rights Plan may deter potential acquirers or prevent the completion of a transaction in which our stockholders could receive a substantial premium over the then current market price for their common stock.  In addition, the provisions of our Rights Plan may limit the price investors are willing to pay in the future for our common stock.

USE OF PROCEEDS

We currently intend to use the net proceeds from this offering to continue the exploration and, if warranted, development of our properties in the central Powder River Basin area of Wyoming and for general corporate purposes, including working capital and other general and administrative purposes.  In addition, if we receive the required mining licenses and permits for the development of the Nichols Ranch ISR Uranium Project, then we may allocate some portion of the net proceeds from this offering for mine construction.

We have not determined the amounts we plan to spend on any of the areas indicated above or the timing of these expenditures.  As a result, our management will have broad discretion to allocate the net proceeds from this offering.  Pending application of the net proceeds from this offering as described above, we expect to invest the net proceeds from this offering in short-term bank guaranteed deposits or other substantially similar secure deposits.

There is no guarantee that there will be any sales of our common stock under this prospectus supplement and the accompanying base prospectus and actual sales, if any, of our common stock under this prospectus supplement and the accompanying base prospectus may result in net proceeds to us of less than $20,000,000, exclusive of any Agent compensation or other offering fees and expenses.

DIVIDEND POLICY

We have never declared or paid any dividends on our common stock.  We currently intend to retain future earnings, if any, to finance the growth and development of our business and do not expect to pay dividends or to make any other distributions in the foreseeable future.  Our board of directors will review this policy from time to time having regard to our financing requirements, financial condition and other factors considered to be relevant.

PRICE RANGE OF COMMON STOCK

Our common stock is traded on the NYSE Amex and on the TSX under the symbol “URZ,” and on the Frankfurt Exchange under the symbol “U9E.”

The following table sets forth, for the fiscal quarters indicated, the high and low sales prices per share for our common stock, as reported by the NYSE Amex.
		High	Low
2010
	Fourth Quarter (through November 29, 2010)	$4.13	$1.51
	Third Quarter	$1.73	$0.87
	Second Quarter	$1.99	$1.02
	First Quarter	$2.24	$1.10
2009
	Fourth Quarter	$2.39	$1.20
	Third Quarter	$2.50	$1.32
	Second Quarter	$2.21	$0.58
	First Quarter	$1.10	$0.57
2008
	Fourth Quarter	$1.45	$0.40
	Third Quarter	$3.40	$1.10
	Second Quarter	$3.70	$1.98
	First Quarter	$3.28	$2.11

As of November 29, 2010, the closing price of our common stock on the NYSE Amex was $3.92 per share, on the TSX was Cdn$3.99 per share and on the Frankfurt Exchange was €3.05 per share.

As of November 25, 2010, we had 64,474,987 shares of common stock issued and outstanding, held by approximately 11,500 stockholders.  Many shares of our common stock are registered through intermediaries, making the precise number of stockholders difficult to obtain.

CONSOLIDATED CAPITALIZATION

Since September 30, 2010, there have been no changes to our share capital, on a consolidated basis, except for the issuance of 280,100 shares of our common stock upon the exercise of stock options for aggregate proceeds to us of $302,815.

The following table sets forth our cash and consolidated capitalization as of September 30, 2010 on an actual basis and as adjusted to give effect to the sale of shares of our common stock in the aggregate amount of approximately $20,000,000, under this prospectus supplement and the accompanying base prospectus, at an assumed offering price of $3.92 per share, the last reported sale price per share for our common stock on the NYSE Amex on November 29, 2010, after deducting estimated offering commissions and expenses payable by us.  There is no guarantee that there will be any sales of our common stock under this prospectus supplement and the accompanying base prospectus and actual sales, if any, of our common stock under this prospectus supplement and the accompanying base prospectus may result in net proceeds to us of less than $20,000,000, exclusive of any Agent compensation or other offering fees and expenses.  The amount of net proceeds we ultimately receive from this offering is dependent upon numerous factors and subject to general market conditions.  Accordingly, the amounts shown in the “As at September 30, 2010 As Adjusted” column of the following table may differ materially from actual results.

The following table should be read in conjunction with our audited annual consolidated financial statements as at and for the year ended December 31, 2009, our unaudited consolidated financial statements as at and for the nine months ended September 30, 2010, including the notes thereto, and management’s discussion and analysis thereof, incorporated in each case by reference in this prospectus supplement and the accompanying base prospectus.

	As at September 30, 2010
	Actual (Unaudited)	As Adjusted(2) (Unaudited)

Cash	$21,083,963	$40,183,960
Stockholders’ equity
Common stock: 200,000,000 shares of common stock authorized, par value $0.001; 64,194,887 shares issued and outstanding as of September 30, 2010; 69,296,927 shares of common stock issued and outstanding as adjusted(1)	64,195	69,297
Preferred stock: 10,000,000 shares authorized, $0.001 par value; no shares issued and outstanding as of September 30, 2010 or as adjusted	--	--
Additional paid-in capital	103,703,570	122,798,465
Deficit accumulated during exploration stage	(81,253,683)	(81,253,683)
Total stockholders’ equity	22,514,082	41,614,079
Non-controlling interest	178,454	178,454
Total equity	22,692,536	41,792,533
Total capitalization	$22,692,536	$41,792,533

(1)
These figures do not include (i) 7,139,700 shares of common stock reserved for issuance pursuant to outstanding stock options, which are exercisable at a weighted average price of $1.79 per share, (ii) 6,250,000 shares of common stock reserved for issuance pursuant to outstanding warrants, which are exercisable at a weighted average price of $3.00 per share, or (iii) 1,939,860 shares of common stock reserved for issuance for future grants under our equity incentive plans.

(2)	Excludes post September 30, 2010 issuance of 280,100 shares of our common stock upon the exercise of stock options for aggregate proceeds to us of $302,815.

SELECTED CONSOLIDATED FINANCIAL DATA

The selected consolidated financial data in the following table has been selected, in part, from our consolidated financial statements, which have been prepared in accordance with U.S. GAAP.  The selected consolidated financial data in the following table is not intended to replace the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2009 or in our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2010, which are both incorporated by reference herein.

	Nine Months Ended September 30, 2010	Year Ended December 31,
		2009	2008	2007	2006	2005
	(unaudited)

OPERATING DATA
Operating loss	$(12,947,206)	$(9,556,528)	$(36,783,869)	$(14,947,046)	$(7,105,220)	$(4,891,392)
Total other income (expense)	44,970	155,402	610,408	754,036	578,063	(110,833)

Loss from continuing operations	(12,902,236)	(9,401,126)	(36,173,461)	(14,193,010)	(6,527,157)	(5,002,225)
Gain (loss) on discontinued operations	--	--	977,077	(4,356)	(21,744)	--

Net loss	$(12,410,532)	$(8,699,154)	$(34,247,199)	$(14,197,366)	$(6,548,901)	$(5,002,225)
Net loss per share - basic and diluted	$(0.19)	$(0.15)	$(0.66)	$(0.37)	$(0.22)	$(0.38)
Weighted average shares outstanding	64,195,000	57,060,000	52,263,000	38,438,000	29,738,000	12,995,000

BALANCE SHEET DATA
Cash	$21,083,963	$20,426,032	$821,242	$11,333,432	$12,293,890	$1,925,021
Marketable securities	--	8,766,943	20,432,035	--	--	--
Amounts receivable	--	--	10,269	92,444	--	--
Prepaid expenses and deposits	798,268	733,843	641,215	323,677	64,870	20,686
Current assets of discontinued operations	--	--	--	10,305	--	--
Advances to related party	--	--	--	--	--	23,358
Other current assets	27,586	23,709	--	--	--	--

Total current assets	21,909,817	29,950,527	21,904,761	11,759,858	12,358,760	1,969,065
Prepaid expenses and deposits	837,583	--	--	--	--	--
Mineral property reclamation bonds	319,721	318,783	318,404	50,000	10,000	--
Property and equipment	538,080	540,979	642,572	406,288	123,236	9,278

Total assets	$23,605,201	$30,810,289	$22,865,737	$12,216,146	$12,491,996	$1,978,343

Current liabilities
Accounts payable	$293,165	$185,962	$186,872	$138,188	$169,688	$27,699
Accrued liabilities	588,466	463,865	228,800	4,950	9,074	22,087
Due to related parties	31,034	54,920	50,000	471,115	200,047	143,700
Current portion of loan payable	--	18,079	34,067	31,456	--	--

Total current liabilities	912,665	722,826	499,739	645,709	378,809	193,486
Loan payable	--	--	18,079	52,146	--	--

Total liabilities	912,665	722,826	517,818	697,855	378,809	193,486

Total stockholders’ equity	22,514,082	30,032,942	22,278,334	11,518,291	12,113,187	1,784,857
Non-controlling interest	178,454	54,521	69,585	--	--	--

Total equity	22,692,536	30,087,463	22,347,919	11,518,291	12,113,187	1,784,857
Total liabilities and stockholders’ equity	$23,605,201	$30,810,289	$22,865,737	$12,216,146	$12,491,996	$1,978,343

DESCRIPTION OF COMMON STOCK

Common Stock

We are authorized to issue 200,000,000 shares of common stock of which, as of November 25, 2010, 64,474,987 shares were issued and outstanding.  Shares of our common stock are entitled to one vote per share on all matters submitted to a vote of our stockholders, including the election of directors.  Except as otherwise required by law, the holders of shares of our common stock will possess all voting power.  Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of the election of directors, by a plurality) of the votes entitled to be cast by all of the shares of our common stock that are present in person or represented by proxy.  Holders of shares of our common stock representing 33 1/3% of our capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders.  A vote by the holders of a majority of the outstanding shares of our common stock is required to effectuate certain fundamental corporate changes such as a liquidation, a merger or an amendment to our Articles of Incorporation.  Our Articles of Incorporation do not provide for cumulative voting in the election of directors.

The holders of the shares of our common stock will be entitled to such cash dividends as may be declared from time to time by our board of directors from funds available therefor.

Upon liquidation, dissolution or winding up, the holders of the shares of our common stock will be entitled to receive pro rata all assets available for distribution to such holders.

In the event of any merger or consolidation with or into another company in connection with which the shares of our common stock are converted into or exchangeable for shares of stock, other securities or property (including cash), all holders of shares of our common stock will be entitled to receive the same kind and amount of shares of stock and other securities and property (including cash).

Holders of shares of our common stock have no pre-emptive rights or conversion rights and there are no redemption provisions applicable to shares of our common stock.

Rights Plan

Our board of directors previously declared a dividend distribution of one common stock purchase right (which we refer to as a “Right”) for each outstanding share of our common stock, which distribution was payable on August 25, 2010 (which we refer to as the “Record Time”).  Each Right entitles the registered holder to purchase one share of common stock from us at a price of $8.75 per share (which we refer to as the “Exercise Price”), subject to adjustment.

Each Right will be evidenced by the share of common stock and will trade only with such share, until the Separation Time, as discussed below.  No physical distribution of separate certificates evidencing the Rights will be made until the Separation Time.

Issuance of Rights

Under the Rights Plan, we issued one Right in respect of each share of common stock outstanding on the Record Time and we will issue one Right in respect of each share of common stock which may be issued after the Record Time and prior to the earlier of the Separation Time (as defined below) and the Expiration Time (as defined below).  We may, after the Separation Time but prior to the Expiration Time, issue one Right in respect of each share of common stock which is issued after the Record Time pursuant to the exercise of securities convertible into shares of our common stock (which we refer to as “Convertible Securities”) which are outstanding as of the date of the first public announcement that any person or entity has become an Acquiring Person (as defined below) (which we refer to as the “Stock Acquisition Date”).

Exercise Price and Adjustment of Exercise Price and Number of Rights

Each Right will entitle the holder thereof, from and after the Separation Time and prior to the Expiration Time, to purchase, for the Exercise Price, one share of our common stock. The Exercise Price and the number of Rights outstanding are subject to adjustment if, after the Record Time and prior to the Expiration Time, we perform certain actions that customarily trigger adjustments, including declaring or paying a dividend on our shares of common stock, subdividing or changing the number of outstanding shares of our common stock into a greater number of shares and combining or changing the number of outstanding shares of our common stock into a smaller number of shares.

Exercise of Rights and Transferability

Until the Separation Time, the Rights will not be exercisable and each Right will be evidenced by the certificate for the associated share of common stock and will be transferable only together with, and will be transferred by a transfer of, the associated share of common stock.  From and after the Separation Time and prior to the Expiration Time, the Rights will be exercisable and the registration and transfer of the Rights will be separate from and independent of the shares of our common stock.

Promptly following the Separation Time, the Rights Agent will send to each holder of record of our common stock as of the Separation Time, or who subsequently becomes a holder of record of our common stock upon the exercise of rights attaching to Convertible Securities outstanding at the Stock Acquisition Date, a rights certificate (which we refer to as a “Rights Certificate”) representing one Right for each share of our common stock.  The Rights may be exercised in whole or in part on any business day after the Separation Time and prior to the Expiration Time by submitting to the Rights Agent, a Rights Certificate together with an election to exercise the applicable Rights and payment of the Exercise Price for each Right being exercised.  Upon receipt of the foregoing, the Rights Agent will direct our transfer agent to issue stock certificates to the holders exercising their Rights, representing one share of our common stock for each Right exercised.

Flip-in Event

A flip-in event (which we refer to as a “Flip-in Event”) occurs when any person or entity becomes an Acquiring Person.  If, prior to the Expiration Time, a Flip-in Event occurs, we will take such action as is necessary to ensure and provide, within ten business days of the Flip-in Event or such longer period as may be required, that each Right will thereafter constitute the right to purchase from us, upon payment of the Exercise Price and otherwise exercising the applicable Right in accordance with the terms of the Rights Plan, that number of shares of our common stock having an aggregate market price on the date of consummation or occurrence of the Flip-in Event equal to twice the Exercise Price for an amount in cash equal to the Exercise Price.

Upon the occurrence of any Flip-in Event, any Rights that are or were beneficially owned on or after the earlier of the Separation Time and the Stock Acquisition Date by an Acquiring Person or any person or entity acting jointly or in concert with an Acquiring Person or a transferee of Rights of an Acquiring Person or of any person or entity acting jointly or in concert with an Acquiring Person who becomes a transferee in a transfer that our board of directors has determined is part of a plan, arrangement or scheme of an Acquiring Person will become null and void without any further action, and any holder of those Rights will not have any right whatsoever to exercise those Rights under the Rights Plan and will not have thereafter any right whatsoever with respect to those Rights.

Separation Time

Separation Time means the close of business on the tenth trading day after the earlier of (i) the Stock Acquisition Date, (ii) the date of the commencement of or first public announcement of the intent of any person (other than us or any of our subsidiaries) to commence a take-over bid (other than a Permitted Bid or Competing Permitted Bid (as defined below)), (iii) the date upon which a take-over bid ceases to be a Permitted Bid or Competing Permitted Bid or (iv) such later time as may be determined by our board of directors acting in good faith.

Expiration Time

Expiration Time means the earlier of (i) the date our board of directors waives or redeems the Rights or (ii) the close of the annual general meeting of our stockholders held in 2013 (which we refer to as the “2013 AGM”), unless an extension of the Rights Plan is approved at the 2013 AGM, in which case the Expiration Time will be the close of the annual general meeting of our stockholders held in 2016.

Acquiring Person

Acquiring Person means any person who or entity which is the beneficial owner of 20% or more of the outstanding shares of our common stock and our other voting securities (which we collectively refer to as our “Voting Shares”), provided, however, that the term Acquiring Person does not include (i) us or any of our subsidiaries, (ii) any person who or entity which becomes the beneficial owner of 20% or more of the outstanding shares of our common stock and our other voting securities as a result of any one or any combination of: (A) a Voting Share Reduction; (B) a Permitted Bid Acquisition; (C) an Exempt Acquisition; (D) a Convertible Security Acquisition; or (E) a Pro Rata Acquisition, (iii) for the period of 10 days after the date of the first public announcement of a take-over bid, any person who or entity which becomes the beneficial owner of 20% or more of the outstanding Voting Shares as a result of that person or entity making or proposing to make a take-over bid, (iv) an underwriter or member of a banking or selling group that becomes the beneficial owner of 20% or more of the outstanding Voting Shares in connection with a distribution of our securities or (v) any employee or executive or director stock ownership or other employee or executive or director benefit plan, or trust for the benefit of our employees or the employees of any of our subsidiaries or any person or entity organized, appointed or established by us for or pursuant to the terms of any such plan or trust. In general:

(A)
a Voting Share Reduction means an acquisition or redemption by us or our subsidiaries of Voting Shares which, by reducing the number of Voting Shares outstanding or which may be voted, increases the proportionate number of Voting Shares beneficially owned by any person or entity;

(B)	a Permitted Bid Acquisition means an acquisition made pursuant to a Permitted Bid or a Competing Permitted Bid;

(C)
an Exempt Acquisition means a share acquisition in respect of which our board of directors has waived the application of the Rights Plan (i) which was made on or prior to the Record Time, (ii) which was made pursuant to a dividend reinvestment plan, (iii) which was made pursuant to the receipt or exercise of rights issued by us to all the holders of our common stock to subscribe for or purchase shares of our common stock or Convertible Securities, provided that those rights are acquired directly from us; (iv) which was made pursuant to a distribution by us of shares of our common stock or Convertible Securities made pursuant to a prospectus or (v) which was made pursuant to a distribution by us of shares of our common stock or Convertible Securities by way of a private placement by us or upon the exercise by an individual employee of stock options granted under a stock option plan of ours or rights to purchase securities granted under a share purchase plan of ours where all necessary stock exchange approvals for the private placement, stock option plan or share purchase plan have been obtained and the private placement, stock option plan or share purchase plan complies with the terms and conditions of the approvals and the person or entity does not become the beneficial owner of more than 25% of the shares of our common stock outstanding immediately prior to the distribution;

(D)
a Convertible Security Acquisition means the acquisition of shares of our common stock upon the exercise of Convertible Securities received by a person or entity pursuant to a Permitted Bid Acquisition, Exempt Acquisition or a Pro Rata Acquisition; and

(E)
a Pro Rata Acquisition means an acquisition by a person or entity of beneficial ownership of Voting Shares as a result of: a dividend reinvestment acquisition; a stock dividend, a stock split or other event pursuant to which a person or entity becomes the beneficial owner of Voting Shares on the same pro rata basis as all other holders of Voting Shares; the acquisition or exercise by a person or entity of rights to purchase Voting Shares distributed to that person or entity in the course of a distribution to all holders of Voting Shares pursuant to a rights offering or pursuant to a prospectus; or a distribution of Voting Shares or securities convertible into or exchangeable for Voting Shares (and the conversion or exchange of those convertible or exchangeable securities) made pursuant to a prospectus or a distribution by way of a private placement; provided that the person or entity does not thereby acquire a greater percentage of the Voting Shares, or securities convertible into or exchangeable for Voting Shares, so offered than the person’s or entity’s percentage of Voting Shares beneficially owned immediately prior to the acquisition.

Permitted Bid and Competing Permitted Bid

A take-over bid will not trigger a Flip-in Event if it is a Permitted Bid or a Competing Permitted Bid.

A Permitted Bid is a take-over bid made by way of a take-over bid circular which also complies with the following additional provisions: (i) the take-over bid is made for any and all Voting Shares to all holders of record of Voting Shares wherever resident as registered on our books; (ii) the take-over bid contains, and the take up and payment for securities tendered or deposited thereunder will be subject to, irrevocable and unqualified conditions that (A) no Voting Shares will be taken up or paid for pursuant to the take-over bid prior to the close of business on a date which is not earlier than the 60th day following the date of the take-over bid and unless at such date more than 50% of the Voting Shares held by independent stockholders have been deposited pursuant to the take-over bid and not withdrawn, (B) unless the take-over bid is withdrawn, Voting Shares may be deposited pursuant to the take-over bid at any time prior to the close of business on the date of first take up or payment and that any Voting Shares deposited pursuant to the take-over bid may be withdrawn at any time prior to the close of business on that date and, (C) if as of a date not earlier than the 60th day following the date of the take-over bid more than 50% of the Voting Shares held by independent stockholders have been deposited pursuant to the take-over bid and not withdrawn, the offeror will makes a public announcement of that fact and the take-over bid will remain open for deposits and tenders of Voting Shares for not less than 10 business days from the date of the public announcement.

A Competing Permitted Bid is a take-over bid that is made after a Permitted Bid has been made and prior to the expiry of that Permitted Bid that satisfies the requirements for a Permitted Bid and that contains, and the take up and payment for securities tendered or deposited thereunder are subject to, an irrevocable and unqualified condition that no Voting Shares will be taken up or paid for pursuant to the take-over bid prior to the close of business on a date that is no earlier than the later of (A) the earliest date on which Voting Shares may be taken up or paid for under any prior Permitted Bid in existence on the date of that take-over bid and (B) the last day on which the take-over bid must be open for acceptance after the date of the take-over bid under applicable legislation.

Agreement of Rights Holders

Every holder of Rights, by accepting the same, consents and agrees with us and the Rights Agent and with every other holder of Rights (i) to be bound by and subject to the provisions of the Rights Plan in respect of all Rights held, (ii) that, prior to the Separation Time, each Right will be transferable only together with, and will be transferred by a transfer of, the associated share of common stock, (iii) that, after the Separation Time, the Rights Certificate will be transferable only upon registration of the transfer in the register for the Rights, (iv) that, prior to due presentment of a Rights Certificate for registration of transfer, we, the Rights Agent and any agent of ours or the Rights Agent may deem and treat the person in whose name the Rights Certificate is registered as the absolute owner thereof and of the Rights evidenced thereby for all purposes whatsoever, and neither we nor the Rights Agent will be affected by any notice to the contrary, (v) that the holders of the Rights have waived their right to receive any fractional Rights or any fractional shares upon exercise of Rights, (vi) that, without the approval of any holder of Rights and upon the sole authority of our board of directors acting in good faith, the Rights Plan may be supplemented or amended from time to time as provided for in the Rights Plan and (vii) that neither we nor our board of directors nor the Rights Agent will have any liability to any holder of a Right or any other person or entity as result of the inability of us, our board of directors or the Rights Agent to perform any of their obligations under the Rights Plan by reason of any preliminary or permanent injunction or other order, decree, notice of hearing or ruling issued by a court of competent jurisdiction or by a governmental, regulatory or administrative agency or commission, or any statute, rule, regulation, or executive order promulgated or enacted by any governmental authority, prohibiting or otherwise inhibiting or restraining performance of such obligation.

Rights Holders Not Stockholders

No holder of any Rights or Rights Certificate will be entitled to vote, receive dividends or be deemed for any purpose the holder of any shares of our common stock or any other share or security of ours which may at any time be issuable on the exercise of the Rights, nor will the Rights Agreement or any Rights Certificate be construed or deemed to confer upon the holder of any Right or Rights Certificate any of the rights, titles, benefits or privileges of a holder of shares of our common stock or any of our other shares or securities or any right to vote at any meeting of our stockholders or to receive notice of any meeting or other action affecting any holder of shares of our common stock or any of our other shares or securities.

Redemption and Waiver

Our board of directors, acting in good faith, may, with the prior consent of the holders of Voting Shares or the holders of Rights, at any time prior to the occurrence of a Flip-in Event, elect to redeem all but not less than all of the then outstanding Rights at a redemption price of $0.0001 per Right (which we refer to as the “Redemption Price”), subject to adjustment.  If our board of directors elects or is deemed to have elected to redeem the Rights subsequent to a Flip-in Event and the redemption is approved by the holders of Voting Shares or the holders of Rights, as applicable, the right to exercise the Rights will, without further action and without notice, terminate and the only right thereafter of the holders of the Rights will be to receive the Redemption Price.

Our board of directors may also waive certain provisions of the Rights Plan.  Amongst other provisions, our board of directors, acting in good faith, may, prior to the occurrence of a Flip-in Event, determine to waive the application of the Rights Plan to that particular Flip-in Event, provided that the Flip-in Event would occur by way of a takeover bid made by means of a takeover bid circular delivered to all holders of Voting Shares.  Our board of directors may also waive the application of the Rights Plan in respect of the occurrence of any Flip-in Event if it has determined that a person or entity became an Acquiring Person by inadvertence and without any intention to become, or knowledge that it would become, an Acquiring Person under the Rights Plan, provided that within 10 days after any waiver by our board of directors, the person or entity reduces its beneficial ownership of Voting Shares such that the person or entity is no longer an Acquiring Person.

Supplements and Amendments

We may make changes to the Rights Plan prior to or after the Separation Time to correct any clerical or typographical error or to maintain the validity of the Rights Plan as a result of any change in any applicable legislation, rules or regulation without the approval of the holders of the Voting Shares or the Rights.  We may, with the approval of the holders of Voting Shares, at any time prior to the Separation Time, make changes to or rescind any of the provisions of the Rights Plan and the Rights (whether or not the action would materially adversely affect the interests of the holders of the Rights generally). We may, with the approval of the holders of the Rights, at any time after the Separation Time, make changes to or rescind any of the provisions of the Rights Plan and the Rights (whether or not the action would materially adversely affect the interests of the holders of the Rights generally).

PLAN OF DISTRIBUTION

Under the sales agreement between us and the Agent, upon written instructions from us, the Agent will use its commercially reasonable efforts, consistent with its sales and trading practices, to sell, as our agent, our common stock under the terms and subject to the conditions set forth in the sales agreement.  We will instruct the Agent as to the amount of shares of our common stock to be sold by the Agent.  We may instruct the Agent not to sell shares of our common stock if the sales cannot be effected at or above the price designated by us in any instruction.  We or the Agent may suspend the offering of our common stock upon proper notice and subject to other conditions.

The Agent will provide written confirmation to us not later than the opening of the trading day on the NYSE Amex following the trading day on which shares of our common stock are sold under the sales agreement.  Each confirmation will include the number of shares sold on the preceding day, the net proceeds to us and the compensation payable by us to the Agent in connection with the sales.  No shares of our common stock offered by this prospectus supplement and the accompanying base prospectus will be sold on the TSX or on other markets in Canada.

We will pay the Agent commissions for its services in acting as our agent in the sale of our common stock. The compensation payable to the Agent for sales of shares of our common stock with respect to which the Agent acts as sales agent shall be equal to 3% of the gross sales price of those shares, which compensation may increase to 5% of the gross sales price of shares of our common stock sold for certain sales upon the agreement of us and the Agent.  There is no guarantee that there will be any sales of our common stock under this prospectus supplement and the accompanying base prospectus and actual sales, if any, of our common stock under this prospectus supplement and the accompanying base prospectus may result in net proceeds to us of less than $20,000,000, exclusive of any Agent compensation or other offering fees and expenses.

Settlement for sales of shares of our common stock will occur on the third trading day following the date on which any sales are made, or on some other date that is agreed upon by us and the Agent in connection with a particular transaction, in return for payment of the net proceeds to us.  There is no arrangement for funds to be received in an escrow, trust or similar arrangement.

In connection with the sale of shares of our common stock on our behalf, the Agent may be deemed to be an “underwriter” within the meaning of the Securities Act, and the compensation of the Agent may be deemed to be underwriting commissions or discounts.  We have agreed to provide indemnification and contribution to the Agent against certain civil liabilities, including liabilities under the Securities Act.  We have also agreed to reimburse the Agent for other specified expenses up to an amount not to exceed $125,000.

The offering of shares of our common stock pursuant to the sales agreement will terminate upon the earlier of (1) the sale of shares of our common stock subject to the sales agreement totalling an aggregate principal amount of $20,000,000 or (2) the termination of the sales agreement.  The sales agreement may be terminated by us or the Agent in each party’s sole discretion at any time by giving notice to the other party.

The Agent and its affiliates may in the future provide various investment banking and other financial services for us for which services they may in the future receive customary fees.  To the extent required by Regulation M, the Agent and its affiliates will not engage in any market making activities involving our common stock while this offering is ongoing.  The principal business address of the Agent is 400 Burrard Street, Suite 2000, Vancouver, British Columbia V6C 3A6 Canada.

LEGAL MATTERS

Certain legal matters relating to the securities offered pursuant to this prospectus supplement will be passed upon for us by Lang Michener LLP, with respect to Canadian legal matters, and Dorsey & Whitney LLP, with respect to United States legal matters.

INTEREST OF EXPERTS

Our consolidated balance sheets as at December 31, 2009 and 2008 and the related consolidated statements of operations, cash flows and stockholders’ equity for each of the three years in the period ended December 31, 2009 and accumulated from May 26, 1999 (Date of Inception) to December 31, 2009 have been incorporated by reference herein in reliance upon the report of Manning Elliott LLP, independent registered public accounting firm, given upon the authority of that firm as experts in accounting and auditing.

Information relating to our mineral properties in this prospectus supplement and the documents incorporated by reference herein has been derived from reports, statements or opinions prepared or certified by Andrew Anderson, Douglas Beahm, Kurtis Brown, BRS Inc., Douglass Graves, Don R. Woody and/or Matthew Yovich and this information has been included in reliance on such companies’ and persons’ expertise.  Each of Andrew Anderson, Douglas Beahm, Kurtis Brown, BRS Inc., Douglass Graves, Don R. Woody and Matthew Yovich is a “qualified person” as such term is defined in NI 43-101.

None of Andrew Anderson, Douglas Beahm, Kurtis Brown, BRS Inc., Douglass Graves, Don R. Woody and Matthew Yovich, each being companies or persons who have prepared or certified the preparation of reports, statements or opinions relating to our mineral properties, or any director, officer, employee or partner thereof, as applicable, received or has received a direct or indirect interest in our property or of any of our associates or affiliates.

URANERZ ENERGY CORPORATION
$50,000,000 Common Shares Debt Securities Warrants Subscription Receipts Units

Uranerz Energy Corporation may offer and sell, from time to time, up to $50,000,000 aggregate initial offering price of the Company’s common shares, par value $0.001 (“Common Shares”), debt securities (“Debt Securities”), warrants to purchase Common Shares or Debt Securities (“Warrants”), subscription receipts for Common Shares, Debt Securities, Warrants or any combination thereof (“Subscription Receipts”), or any combination of Common Shares, Debt Securities, Warrants or Subscription Receipts (“Units”) (collectively, the Common Shares, Debt Securities, Warrants, Subscription Receipts, and Units are referred to as the “Securities”) in one or more transactions under this prospectus (the “Prospectus”).
This Prospectus provides you with a general description of the Securities that the Company may offer. Each time the Company offers Securities, it will provide you with a prospectus supplement (the “Prospectus Supplement”) that describes specific information about the particular Securities being offered and may add, update or change information contained in this Prospectus. You should read both this Prospectus and the Prospectus Supplement, together with any additional information which is incorporated by reference into this Prospectus. This Prospectus may not be used to offer or sell securities without the Prospectus Supplement which includes a description of the method and terms of that offering.
The Company may sell the Securities on a continuous or delayed basis to or through underwriters, dealers or agents or directly to purchasers. The Prospectus Supplement, which the Company will provide to you each time it offers Securities, will set forth the names of any underwriters, dealers or agents involved in the sale of the Securities, and any applicable fee, commission or discount arrangements with them. For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution” in this Prospectus.
The Common Shares are traded on the NYSE Amex and on the Toronto Stock Exchange under the symbol “URZ” and on the Frankfurt Exchange under the symbol “U9E”. On August 18, 2009, the last reported sale price of the Common Shares on the NYSE Amex was $1.86 per share, on the Toronto Stock Exchange was Cdn$1.99 per share and on the Frankfurt Exchange was €1.30. There is currently no market through which the Securities, other than the Common Shares, may be sold and purchasers may not be able to resell the Securities purchased under this Prospectus. This may affect the pricing of the Securities, other than the Common Shares, in the secondary market, the transparency and availability of trading prices, the liquidity of these Securities and the extent of issuer regulation. See “Risk Factors and Uncertainties”.
Investing in the Securities involves risks. See “Risk Factors and Uncertainties” on page 7.
These Securities have not been approved or disapproved by the U.S. Securities and Exchange Commission (“SEC”) or any state securities commission nor has the SEC or any state securities commission passed upon the accuracy or adequacy of this Prospectus. Any representation to the contrary is a criminal offense.
THE DATE OF THIS PROSPECTUS IS AUGUST 21, 2009.

TABLE OF CONTENTS

ABOUT THIS PROSPECTUS	1

SUMMARY	2

RISK FACTORS AND UNCERTAINTIES	7

DOCUMENTS INCORPORATED BY REFERENCE	13

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS	14

RECENT DEVELOPMENTS	15

USE OF PROCEEDS	15

RATIO OF EARNINGS TO FIXED CHARGES	15

DESCRIPTION OF COMMON SHARES	15

DESCRIPTION OF DEBT SECURITIES	16

DESCRIPTION OF WARRANTS	27

DESCRIPTION OF SUBSCRIPTION RECEIPTS	29

DESCRIPTION OF UNITS	32

PLAN OF DISTRIBUTION	33

U.S. FEDERAL INCOME TAX CONSEQUENCES	34

INTERESTS OF NAMED EXPERTS AND COUNSEL	38

EXPERTS	38

WHERE YOU CAN FIND MORE INFORMATION	38

ABOUT THIS PROSPECTUS
This Prospectus is a part of a registration statement that the Company filed with the SEC utilizing a “shelf” registration process. Under this shelf registration process, the Company may sell any combination of the Securities described in this Prospectus in one or more offerings up to a total dollar amount of initial aggregate offering price of $50,000,000. This Prospectus provides you with a general description of the Securities that we may offer. The specific terms of the Securities in respect of which this Prospectus is being delivered will be set forth in a Prospectus Supplement and may include, where applicable: (i) in the case of Common Shares, the number of Common Shares offered, the offering price and any other specific terms of the offering; (ii) in the case of Debt Securities, the specific designation, aggregate principal amount, currency or the currency unit for which such Debt Securities may be purchased, maturity, interest provisions, authorized denominations, offering price, covenants, events of default, any redemption terms, any sinking fund provisions, any exchange or conversion terms, whether payment on the Debt Securities will be senior or subordinated to the Company’s other liabilities and obligations and any other specific terms; (iii) in the case of Warrants, the designation, number and terms of the Common Shares or Debt Securities purchasable upon exercise of the Warrants, any procedures that will result in the adjustment of those numbers, the exercise price, dates and periods of exercise, and the currency or the currency unit in which the exercise price must be paid and any other specific terms; (iv) in the case of Subscription Receipts, the designation, number and terms of the Common Shares, Warrants or Debt Securities receivable upon satisfaction of certain release conditions, any procedures that will result in the adjustment of those numbers, any additional payments to be made to holders of Subscription Receipts upon satisfaction of the release conditions, the terms of the release conditions, terms governing the escrow of all or a portion of the gross proceeds from the sale of the Subscription Receipts, terms for the refund of all or a portion of the purchase price for Subscription Receipts in the event the release conditions are not met and any other specific terms; and (v) in the case of Units, the designation, number and terms of the Common Shares, Warrants, Debt Securities or Subscription Receipts comprising the Units. A Prospectus Supplement may include specific variable terms pertaining to the Securities that are not within the alternatives and parameters set forth in this Prospectus.
In connection with any offering of the Securities (unless otherwise specified in a Prospectus Supplement), the underwriters or agents may over-allot or effect transactions which stabilize or maintain the market price of the Securities offered at a higher level than that which might exist in the open market. Such transactions, if commenced, may be interrupted or discontinued at any time. See “Plan of Distribution”.
Please carefully read both this Prospectus and any Prospectus Supplement together with the documents incorporated herein by reference under “Documents Incorporated by Reference” and the additional information described below under “Where You Can Find More Information.”
Owning securities may subject you to tax consequences in the United States. This Prospectus or any applicable Prospectus Supplement may not describe these tax consequences fully. You should read the tax discussion in any Prospectus Supplement with respect to a particular offering and consult your own tax advisor with respect to your own particular circumstances.
References in this Prospectus to “$” are to United States dollars. Canadian dollars are indicated by the symbol “Cdn$”.
You should rely only on the information contained in this Prospectus. The Company has not authorized anyone to provide you with information different from that contained in this Prospectus. The distribution or possession of this Prospectus in or from certain jurisdictions may be restricted by law. This Prospectus is not an offer to sell these Securities and is not soliciting an offer to buy these Securities in any jurisdiction where the offer or sale is not permitted or where the person making the offer or sale is not qualified to do so or to any person to whom it is not permitted to make such offer or sale. The information contained in this Prospectus is accurate only as of the date of this Prospectus, regardless of the time of delivery of this Prospectus or of any sale of the Securities. The Company’s business, financial condition, results of operations and prospects may have changed since that date.
In this Prospectus and in any Prospectus Supplement, unless the context otherwise requires, references to “Uranerz” and the “Company” refer to Uranerz Energy Corporation.

SUMMARY
The Company
Uranerz Energy Corporation was incorporated under the laws of the State of Nevada on May 26, 1999. On July 5, 2005, we changed our name from Carleton Ventures Corp. to Uranerz Energy Corporation. Our executive offices are located at 1701 East “E” Street, PO Box 50850, Casper, Wyoming 82605-0850, USA and our phone number there is 307-265-8900.
Our principal business office and our operations office is located at 1701 East “E” Street, PO Box 50850, Casper, Wyoming 82605-0850, USA and our phone number there is 307-265-8900. We also maintain an administrative office located at Suite 1410 — 800 West Pender Street, Vancouver, British Columbia, Canada V6C 2V6, and our telephone number there is 604-689-1659.
General
We are an exploration stage company engaged in the acquisition, exploration and, if warranted, development of uranium properties. “Uranium” used in this context refers to U3O8. “U3O8”, also called yellowcake, is triuranium octoxide produced from uranium ore and is the most actively traded uranium-related commodity.
We are principally focused on the exploration of our properties in the Powder River Basin area of Wyoming. We are exploring these properties with the objective of assessing their viability for commercial in-situ recovery (“ISR”) uranium mining projects. We also own interests in properties in the Great Divide Basin area of Wyoming, in Texas and in Saskatchewan, Canada.
We have applied for mine operating permits on two of our properties in the Powder River Basin area of Wyoming that we feel have the potential, based on data in our possession, of being developed into commercial in-situ recovery uranium mines. These permits should allow us to produce uranium yellowcake concentrate which can be sold directly to utilities for fuel used in nuclear electrical generating facilities.
Our Powder River Basin properties include:
•	our 100% owned properties that totaled 34,076 acres as of June 30, 2009;

•	our 81% interest Arkose Mining Venture properties that totaled 90,210 acres as of June 30, 2009; and

•	additional properties that we have acquired inside the Powder River Basin area.
Our 100% owned properties are comprised of unpatented mineral lode claims, state leases and fee (private) mineral leases, summarized as follows:

		Number of Claims/	Acreage
Property Composition	Ownership Interest(1)	Leases	(Approximate)
Unpatented Lode Mining Claims	100%	1,264	25,049 acres
State Leases	100%	9	6,480 acres
Fee (private) Mineral Leases	100%	16	2,447 acres
Total			33,976 acres

(1)	Subject to various royalties.
These 100% owned properties in the Powder River Basin include the following property units:

		Acreage
Property	No. Claims	(Approximate)
Doughstick	22	440
Collins Draw	58	1,160

		Acreage
Property	No. Claims	(Approximate)
State Lease	NA	640
North Rolling Pin	65	1,300
Hank	63	1,260
Nichols Ranch	35	700
C-Line	40	800
Willow Creek	11	220
West North-Butte	145	2,900
East Nichols	116	2,320
North Nichols	143	2,860
TOTAL	698	14,600
The Arkose Mining Venture properties are comprised of unpatented lode mining claims, state leases and fee (private) mineral leases, summarized as follows:

		Number of Claims/	Acreage
Property Composition	Ownership Interest(1)	Leases	(Approximate)
Unpatented Lode Mining Claims	81%	4,242	69,383 acres
State Leases	81%	3	2,080 acres
Fee (private) Mineral Leases	81%	67	18,747 acres
Total			90,210 acres

(1)	Subject to various royalties.
Through a combination of claim staking, purchasing, and leasing we have also acquired interests in several projects that lie within the Powder River Basin but outside of the project areas discussed above. These properties include the Verna Ann, Niles Ranch, North Reno Creek, and South Reno Creek projects. These projects are located in sandstone basins of Tertiary age with known uranium mineralization. However, due to our focused approach we have not yet initiated exploration work on these projects.
Our plan of operations is to carry out exploration of our Wyoming Powder River Basin properties while our joint venture partner will be responsible for carrying out exploration of our Wyoming Great Divide Basin properties. Our Saskatchewan properties are under strategic review. The information regarding the location and access for our Saskatchewan and Wyoming properties, together with the history of operations, present condition and geology of each of our properties, is presented in Item 2 of our Annual Report on Form 10-K for the year ended December 31, 2008 under the heading “Description of Properties”, previously filed with the SEC on March 11, 2009.
We have applied for mine operating permits on two of our properties in the Powder River Basin area of Wyoming that we feel have the potential, based on data in our possession, of being developed into commercial in-situ recovery uranium mines. We plan to use the low cost mining process of in-situ recovery mining (which we refer to as “ISR”), a process that uses a ‘leaching’ solution to extract uranium from underground ore bodies. The ‘leaching’ agent, which contains an oxidant such as oxygen with sodium bicarbonate (commonly known as baking soda), is added to the native groundwater and injected through wells into the ore body in a sandstone aquifer to dissolve the uranium. This solution is then pumped via other wells to the surface for processing — resulting in a cost-efficient and environmentally friendly mining process.
The ISR mining process differs dramatically from conventional mining techniques in that ISR mining leaves the rock matrix in place. The ISR technique avoids the movement and milling of rock and ore as well as mill tailing waste associated with more traditional mining methods.

Applications for a Permit to Mine and a Source Material License for the Nichols Ranch ISR Uranium Project were submitted to the Wyoming Department of Environmental Quality — Land Quality Division (“WDEQ”) and the United States Nuclear Regulatory Commission (“NRC”) in December of 2007. Both the NRC and WDEQ applications were deemed complete for further technical and environmental review in April 2008 and August 2008, respectively. In the fall of 2008, Uranerz received Requests for Additional Information (“RAI”) for the technical review from the NRC. Uranerz submitted the response to this RAI, consisting of answers with supporting data, to the NRC during March 2009. This return of information and data will allow the NRC to progress with the review, which should ultimately lead to the issuance of the required Source Materials License that allows Uranerz to receive, possess, use, transfer, or deliver radioactive materials. Uranerz also received RAIs from the NRC for the environmental portion of the application review on March 12, 2009. Uranerz submitted responses to the environmental RAIs in May 2009. The WDEQ is currently conducting their detailed review of the Permit to Mine application and both the NRC and WDEQ applications are progressing through the regulatory review process. Approval of the permit applications is expected to allow us to proceed with commercial advancement of the two properties leading to production of yellowcake using the ISR method of uranium mining.
The mine plan for the Nichols Ranch ISR Uranium Project includes a central processing facility at our Nichols Ranch property and a satellite ion exchange facility at our Hank property. The ultimate production level from these two properties is planned to be in the range of 600,000 to 800,000 pounds per year (as U3 08 ). The central processing facility is planned for a licensed capacity of 2 million pounds per year of uranium (as U3 08) and it is intended that it will process uranium-bearing well-field solutions from Nichols Ranch, as well as uranium-loaded resin transported from the Hank satellite facility, plus uranium-loaded resin from any additional satellite deposits that may be developed on our other Powder River Basin properties. This centralized design enhances the economics of our potential additional satellite projects by maximizing production capacity while minimizing further capital expenditures on processing facilities. The project is progressing through detailed engineering and design.
In anticipation of receiving all the approvals necessary to mine in 2010, we have commenced a marketing program for conditional sales of uranium from our Nichols Ranch ISR Uranium Project. On July 23, 2009, we announced that we entered into a sales agreement with Exelon Generation Company, LLC for the sale of uranium over a five year period for defined pricing. On August 17, 2009 we announced the second contract for the sale of uranium to a U.S. utility over five years, with a pricing structure that contains references to both spot and long-term prices and includes a floor and ceiling price.
During the winter of 2008/09 leach amenability studies were performed on sample cores obtained from the Doughstick and South Doughstick properties. Standard ISR leach “bottle roll” tests were conducted on the samples by Energy Laboratories in Casper, Wyoming. The leach amenability studies intend to demonstrate that the uranium mineralization is capable of being leached using conventional ISR chemistry. The leach solution was prepared using sodium bicarbonate as the source of the carbonate complexing agent. Hydrogen peroxide was added as the uranium oxidizing agent. The study is an indication of the ore’s reaction rate and the potential uranium recovery. The test results showed the uranium recovery percentage for South Doughstick as 87.8%, and the uranium recovery percentage for Doughstick as 77.1% . The 88 and 77 percent results are greater than the 73 percent that Uranerz used in its Preliminary (Economic) Assessment of the Nichols Ranch Uranium ISR Project. Doughstick and South Doughstick properties are located approximately 2 miles south of Nichols Ranch.
The Securities Offered under this Prospectus
The Company may offer the Common Shares, Debt Securities, Warrants, Subscription Receipts, or Units with a total value of up to $50,000,000 from time to time under this Prospectus, together with any applicable Prospectus Supplement and related free writing prospectus, at prices and on terms to be determined by market conditions at the time of offering. This Prospectus provides you with a general description of the Securities the Company may offer. Each time the Company offers Securities, it will provide a Prospectus Supplement that will describe the specific amounts, prices and other important terms of the Securities, including, to the extent applicable:
•	designation or classification;

•	aggregate principal amount or aggregate offering price;

•	maturity, if applicable;

•	original issue discount, if any;

•	rates and times of payment of interest or dividends, if any;

•	redemption, conversion, exchange or sinking fund terms, if any;

•
conversion or exchange prices or rates, if any, and, if applicable, any provisions for changes to or adjustments in the conversion or exchange prices or rates and in the securities or other property receivable upon conversion or exchange;

•	ranking;

•	restrictive covenants, if any;

•	voting or other rights, if any; and

•	important United States federal income tax considerations.
A Prospectus Supplement and any related free writing prospectus that the Company may authorize to be provided to you may also add, update or change information contained in this Prospectus or in documents the Company has incorporated by reference. However, no Prospectus Supplement or free writing prospectus will offer a security that is not registered and described in this Prospectus at the time of the effectiveness of the registration statement of which this Prospectus is a part.
The Company may sell the Securities on a continuous or delayed basis to or through underwriters, dealers or agents or directly to purchasers. The Prospectus Supplement, which the Company will provide to you each time it offers Securities, will set forth the names of any underwriters, dealers or agents involved in the sale of the Securities, and any applicable fee, commission or discount arrangements with them.
Common Shares
The Company may offer Common Shares. Holders of Common Shares are entitled to one vote per Common Share on all matters that require shareholder approval. Holders of our Common Shares are entitled to dividends when and if declared by the Board of Directors of the Company. Our Common Shares are described in greater detail in this Prospectus under “Description of Common Shares.”
Debt Securities
The Company may offer Debt Securities from time to time, in one or more series, as either senior or subordinated debt or as senior or subordinated convertible debt. The Debt Securities will be issued under one or more documents called indentures, which are contracts between the Company and a trustee for the holders of the Debt Securities. In this Prospectus, the Company has summarized certain general features of the Debt Securities under “Description of Debt Securities.” The Company urges you, however, to read any Prospectus Supplement and any free writing prospectus that the Company may authorize to be provided to you related to the series of Debt Securities being offered, as well as the complete indentures that contain the terms of the Debt Securities. A form of indenture has been filed as an exhibit to the registration statement of which this Prospectus is a part, and supplemental indentures and forms of Debt Securities containing the terms of Debt Securities being offered will be filed as exhibits to the registration statement of which this Prospectus is a part, or incorporated by reference from a current report on Form 8-K that the Company files with the SEC.
Warrants
The Company may offer Warrants for the purchase of Common Shares or Debt Securities, in one or more series, from time to time. The Company may issue Warrants independently or together with Common Shares, Debt Securities, or Subscription Receipts, and the Warrants may be attached to or separate from such securities.
The Warrants will be evidenced by warrant certificates and may be issued under one or more warrant indentures, which are contracts between the Company and a warrant trustee for the holders of the Warrants. In this prospectus, the Company has summarized certain general features of the Warrants under “Description of Warrants.” The Company urges you, however, to read any Prospectus Supplement and any free writing prospectus that the Company may authorize to be provided to you related to the series of Warrants being offered, as well as the complete warrant indentures and warrant certificates that contain the terms of the Warrants. Specific warrant indentures will contain additional important terms and provisions and will be filed as exhibits to the registration statement of which this Prospectus is a part, or incorporated by reference from a current report on Form 8-K that the Company files with the SEC.
Subscription Receipts
The Company may issue Subscription Receipts, which will entitle holders to receive upon satisfaction of certain release conditions and for no additional consideration, Common Shares, Debt Securities, Warrants or any combination thereof. Subscription Receipts will be issued pursuant to one or more subscription receipt agreements, each to be entered into between the Company and an escrow agent, which will establish the terms and conditions of the Subscription Receipts. Each escrow agent will be a financial institution organized under the laws of the United States or any state thereof or Canada or a province thereof and authorized to carry on business as a trustee. A copy of the form of subscription receipt agreement will be filed as an exhibit to the registration statement of which this Prospectus is a part, or will be incorporated by reference from a current report on Form 8-K that the Company files with the SEC.
Units
The Company may offer Units consisting of Common Shares, Debt Securities, Warrants and/or Subscription Receipts to purchase any of such securities in one or more series. In this Prospectus, we have summarized certain general features of the Units under “Description of Units.” The Company urges you, however, to read any Prospectus Supplement and any free writing prospectus that the Company may authorize to be provided to you related to the series of Units being offered. The Company may evidence each series of units by unit certificates that the Company will issue under a separate unit agreement with a unit agent. The Company will file as exhibits to the registration statement of which this Prospectus is a part, or will incorporate by reference from a current report on Form 8-K that the Company files with the SEC, the unit agreements that describe the terms of the series of Units the Company is offering before the issuance of the related series of Units.
THIS PROSPECTUS MAY NOT BE USED TO OFFER OR SELL ANY SECURITIES UNLESS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

RISK FACTORS AND UNCERTAINTIES
Investing in the Securities involves a high degree of risk. Prospective investors in a particular offering of Securities should carefully consider the following risks, as well as the other information contained in this Prospectus, any applicable Prospectus Supplement, and the documents incorporated by reference herein before investing in the Securities. If any of the following risks actually occurs, the Company’s business could be materially harmed. The risks and uncertainties described below are not the only ones the Company faces. Additional risks and uncertainties, including those of which the Company is currently unaware or that the Company deems immaterial, may also adversely affect the Company’s business.
Risks Related to Our Business
Our future performance is difficult to evaluate because we have a limited operating history.
We were incorporated in 1999 and we began to implement our current business strategy in the uranium industry in the beginning of 2005. Our operating cash flow needs have been financed primarily through issuances of our common stock. As a result, we have little historical financial and operating information available to help you evaluate our performance or an investment in our common stock and warrants.
Because the probability of an individual prospect having reserves is uncertain, our properties may not contain any reserves, and any funds spent on exploration may be lost.
We have no uranium producing properties and have never generated any revenue from our operations. Because the probability of an individual prospect having reserves is uncertain, our properties may not contain any reserves, and any funds spent on exploration may be lost. Notwithstanding our disclosures to Canadian authorities under National Instrument 43-101, we do not know with certainty that economically recoverable uranium exists on any of our properties. We may never discover uranium in commercially exploitable quantities and any identified deposit may never qualify as a commercially mineable (or viable) reserve. We will continue to attempt to acquire the surface and mineral rights on lands that we think are geologically favorable or where we have historical information in our possession that indicates uranium mineralization might be present.
The exploration and development of mineral deposits involves significant financial and other risks over an extended period of time, which even a combination of careful evaluation, experience and knowledge may not eliminate. While discovery of a uranium, precious or base metal deposit may result in substantial rewards, few properties which are explored are ultimately developed into producing mines. Major expenses are required to establish reserves by drilling and to construct mining and processing facilities at a site. Our uranium properties are all at the exploration stage and do not contain any reserves at this time. It is impossible to ensure that the current or proposed exploration programs on properties in which the Company has an interest will result in the delineation of mineral deposits or in profitable commercial operations. Our operations are subject to the hazards and risks normally incident to exploration, development and production of uranium, precious and base metals, any of which could result in damage to life or property, environmental damage and possible legal liability for such damage. While we may obtain insurance against certain risks, the nature of these risks is such that liabilities could exceed policy limits or could be excluded from coverage. There are also risks against which we cannot insure or against which we may elect not to insure. The potential costs which could be associated with any liabilities not covered by insurance, or in excess of insurance coverage, or compliance with applicable laws and regulations may cause substantial delays and require significant capital outlays, adversely affecting our future earnings and competitive position and, potentially our financial viability.
We have a limited operating history and have losses which we expect to continue into the future. As a result, we may have to suspend or cease exploration activities.
We were incorporated in 1999 and are engaged in the business of mineral exploration. We have not realized any revenue from our operations. We have a relatively limited exploration history upon which an evaluation of our future success or failure can be made. We have incurred losses since inception. Our ability to achieve and maintain profitability and positive cash flow is dependent upon:
•	our ability to locate a profitable mineral property;

•	our ability to generate revenues;

•	our ability to reduce exploration costs.

Based upon current plans, we expect to incur operating losses in future periods. This will happen because there are expenses associated with the research and exploration of our mineral properties plus development costs to produce saleable product. We may not guarantee we will be successful in generating revenues in the future. Failure to generate revenues may cause us to go out of business.
Because some of our officers and directors do not have technical training or experience in exploring for, starting, and operating a mine, we may have to hire qualified personnel. If we can’t locate qualified personnel, we may have to suspend or cease exploration activity which may result in the loss of your investment.
Some, but not all, of our officers and directors do have experience with exploring for, starting, and operating a mine. Because some of our officers and directors are inexperienced with exploring for, starting, and operating a mine, we may have to hire qualified persons to perform surveying, exploration, and water management of our properties. Some of our officers and directors have no direct training or experience in these areas and as a result may not be fully aware of many of the specific requirements related to working within the industry. Their decisions and choices would typically take into account standard engineering or managerial approaches mineral exploration companies commonly use. However, our exploration activities, earnings and ultimate financial success could suffer irreparable harm due to certain of management’s decisions. As a result we may have to suspend or cease exploration activities, or any future warranted development activities, which would likely result in the loss of your investment.
We have no known reserves. Without reserves we may not be able to generate income and if we cannot generate income we will have to cease exploration activities which result in the loss your investment.
We have no known reserves. Without reserves, we may not be able to generate income and if we cannot generate income we will have to cease exploration activities which would likely result in the loss of your investment. We have attempted to acquire the surface and mineral rights on lands that we think are geologically favorable or where we have exploration and historical information in our possession that indicates uranium mineralization might be present. It is not known with certainty that economically recoverable uranium exists on any of our properties.
Even in the event commercial quantities of uranium are discovered, the mining properties might not be brought into a state of commercial production. Estimates of mineral reserves are inherently imprecise and depend to some extent on statistical inferences drawn from limited methods, which may prove unreliable. Fluctuations in the market prices of uranium may render reserves and deposits containing relatively low grades of uranium uneconomic. Whether a uranium, precious or base metal deposit will be commercially viable depends on a number of factors, some of which are: the particular attributes of the deposit, such as its size and grade; costs and efficiency of the recovery methods that can be employed; proximity to infrastructure; financing costs; and governmental regulations, including regulations relating to prices, taxes, royalties, infrastructure, land use, importing and exporting of minerals and environmental protection. The effect of these factors cannot be accurately predicted, but the combination of these factors may result in us not receiving an adequate return on our invested capital.
Our future profitability will be dependent on uranium prices
Because a significant portion of our anticipated revenues are expected to be derived from the sale of uranium, our net earnings, if any, can be affected by the long- and short-term market price of U3O8. Uranium prices are subject to fluctuation. The price of uranium has been and will continue to be affected by numerous factors beyond our control. With respect to uranium, such factors include the demand for nuclear power, political and economic conditions in uranium producing and consuming countries, uranium supply from secondary sources and uranium production levels and costs of production. Spot prices for U3O8 were at $20.00 per pound U3O8 in December 2004, and then, to $35.25 per pound in December 2005 and $72.00 per pound in December 2006. During 2007 the spot price reached a high of $138.00 per pound. The U.S. monthly spot price of U3O8 was approximately $90.00 per pound in December 2007. The spot price declined during 2008, reaching a low of $44.00 per pound in October. The U.S. monthly spot price of U3O8 was approximately $52.00 per pound and the long term price was approximately $70.00 per pound in December 2008. The spot price again declined during the early part of 2009, reaching a low of approximately $40 per pound, but the spot price was approximately $54 per pound and the long term price was $65 per pound in late June 2009.
Our operations are subject to environmental regulation and environmental risks.
We are required to comply with applicable environmental protection laws and regulations and permitting requirements, and we anticipate that we will be required to continue to do so in the future. The material laws and regulations within the U.S. that the Company must comply with are the Atomic Energy Act, Uranium Mill Tailings Radiation Control Act of 1978 (UMTRCA), Clean Air Act, Clean Water Act, Safe Drinking Water Act, Federal Land Policy Management Act, National Park System Mining Regulations Act, and the State Mined Land

Reclamation Acts or State Department of Environmental Quality regulations, as applicable. We also are required to comply with environmental protection laws in Canada. We are required to comply with the Atomic Energy Act, as amended by UMTRCA, by applying for and maintaining an operating license from the State of Wyoming. Uranium operations must conform to the terms of such licenses, which include provisions for protection of human health and the environment from endangerment due to radioactive materials. The licenses encompass protective measures consistent with the Clean Air Act and the Clean Water Act. We intend to utilize specific employees and consultants in order to comply with and maintain our compliance with the above laws and regulations.
The uranium industry is subject not only to the worker health and safety and environmental risks associated with all mining businesses, but also to additional risks uniquely associated with uranium mining and processing. The possibility of more stringent regulations exists in the areas of worker health and safety, the disposition of wastes, the decommissioning and reclamation of exploration and in-situ sites, and other environmental matters, each of which could have a material adverse effect on the costs or the viability of a particular project. We cannot predict what environmental legislation, regulation or policy will be enacted or adopted in the future or how future laws and regulations will be administered or interpreted. The recent trend in environmental legislation and regulation, generally, is toward stricter standards and this trend is likely to continue in the future. This recent trend includes, without limitation, laws and regulations relating to air and water quality, mine reclamation, waste handling and disposal, the protection of certain species and the preservation of certain lands. These regulations may require the acquisition of permits or other authorizations for certain activities. These laws and regulations may also limit or prohibit activities on certain lands. Compliance with more stringent laws and regulations, as well as potentially more vigorous enforcement policies or stricter interpretation of existing laws, may necessitate significant capital outlays, may materially affect our results of operations and business, or may cause material changes or delays in our intended activities.
Our operations may require additional analysis in the future including environmental and social impact and other related studies. Certain activities require the submission and approval of environmental impact assessments. Environmental assessments of proposed projects carry a heightened degree of responsibility for companies and directors, officers, and employees. There can be no assurance that we will be able to obtain or maintain all necessary permits that may be required to continue its operation or its exploration of its properties or, if feasible, to commence development, construction or operation of mining facilities at such properties on terms which enable operations to be conducted at economically justifiable costs.
We intend to extract uranium from our properties using the in-situ recovery mining process which may not be successful.
We intend to extract uranium from our properties using in-situ recovery mining, which is suitable for extraction of certain types of uranium deposits. This process requires in-situ recovery mining equipment and trained personnel. Competition and unforeseen limited sources of supplies in the industry could result in occasional spot shortages of supplies, and certain equipment such as drilling rigs and other equipment that we might need to conduct exploration and, if warranted, development. We will attempt to locate additional products, equipment and materials as needed. If we cannot find the products and equipment we need, we will have to suspend our exploration and, if warranted, development plans until we do find the products and equipment we need.
We face risks related to exploration and development, if warranted, on our properties.
Our level of profitability, if any, in future years will depend to a great degree on uranium prices and whether any of our exploration stage properties can be brought into production. The exploration for and development of mineral deposits involves significant risks. It is impossible to ensure that the current and future exploration programs and/or feasibility studies on our existing properties will establish reserves. Whether a uranium ore body will be commercially viable depends on a number of factors, including, but not limited to: the particular attributes of the deposit, such as size, grade and proximity to infrastructure; uranium prices, which cannot be predicted and which have been highly volatile in the past; mining, processing and transportation costs; perceived levels of political risk and the willingness of lenders and investors to provide project financing; labor costs and possible labor strikes; and governmental regulations, including, without limitation, regulations relating to prices, taxes, royalties, land tenure, land use, importing and exporting materials, foreign exchange, environmental protection, employment, worker safety, transportation, and reclamation and closure obligations.
We are subject to the risks normally encountered in the mining industry, such as:
•	unusual or unexpected geological formations;

•	fires, floods, earthquakes, volcanic eruptions, and other natural disasters;

•	power outages and water shortages;

•	water control and other similar mining hazards;

•	labor disruptions and labor disputes;

•	inability to obtain suitable or adequate machinery, equipment, or labor;

•	liability for pollution or other hazards; and

•	other known and unknown risks involved in the operation of mines and the conduct of exploration.
The development of mineral properties is affected by many factors, including, but not limited to: the cost of operations, variations in the grade of ore, fluctuations in metal markets, costs of extraction and processing equipment, availability of equipment and labor, labor costs and possible labor strikes, and government regulations, including without limitation, regulations relating to taxes, royalties, allowable production, importing and exporting of minerals, foreign exchange, employment, worker safety, transportation, and environmental protection. Depending on the price of uranium, we may determine that it is impractical to commence, or, if commenced, continue, commercial production. Such a decision would negatively affect our profits and may affect the value of your investment.
Because we may be unable to meet property payment obligations or be able to acquire necessary mining licenses, we may lose interests in our exploration properties.
The agreements pursuant to which we acquired our interests in some of our properties provide that we must make a series of cash payments over certain time periods, expend certain minimum amounts on the exploration of the properties or contribute our share of ongoing expenditures. If we fail to make such payments or expenditures in a timely fashion, we may lose our interest in those properties. Further, even if we do complete exploration activities, we may not be able to obtain the necessary licenses to conduct mining operations on the properties, and thus would realize no benefit from our exploration activities on the properties.
Because mineral exploration and development activities are inherently risky, we may be exposed to environmental liabilities. If such an event were to occur it may result in a loss of your investment.
The business of mineral exploration and extraction involves a high degree of risk. Few properties that are explored are ultimately developed into production. At present, none of our properties has a known body of commercial ore. Unusual or unexpected formations, formation pressures, fires, power outages, labor disruptions, flooding, explosions and the inability to obtain suitable or adequate machinery, equipment or labor are other risks involved in extraction operations and the conduct of exploration programs. Although we intend to carry liability insurance with respect to our mineral exploration operations, we may become subject to liability for damage to life and property, environmental damage or hazards against which we cannot insure or against which we may elect not to insure. Previous mining operations may have caused environmental damage at certain of our properties. It may be difficult or impossible to assess the extent to which such damage was caused by us or by the activities of previous operators, in which case, any indemnities and exemptions from liability may be ineffective. If any of our properties is found to have commercial quantities of ore, we would be subject to additional risks respecting any development and production activities. Most exploration projects do not result in the discovery of commercially mineable deposits of ore.
Because we have not put a mineral deposit into production before, we may have to acquire outside expertise. If we are unable to acquire such expertise we may be unable to put our properties into production and you may lose your investment.
The board of directors includes six individuals, two of whom are in operational management, that have technical or financial experience in placing mining projects into production. However, we will be dependent upon using the services of appropriately experienced personnel or entering into agreements with other companies that can provide such expertise. There can be no assurance that we will have available to us the necessary expertise when and if we place mineral deposit properties into production.
The mining industry is highly competitive.
The business of the acquisition, exploration, and development of uranium properties is intensely competitive. We will be required to compete, in the future, directly with other corporations that may have better access to potential uranium resources, more developed infrastructure, more available capital, better access to necessary financing, and more knowledgeable and available employees than us. We may encounter competition in acquiring uranium properties, hiring mining professionals, obtaining mining resources, such as manpower, drill rigs, and other mining equipment. Such competitors could outbid us for potential projects or produce minerals at lower costs. Increased competition could also affect our ability to attract necessary capital funding or acquire suitable producing properties or prospects for uranium exploration in the future.
Risks Related to Corporate and Financial Structure
Our strategic success is dependent upon the ability of our key management employees and our ability to attract and retain key management employees.
The success of our operations will depend upon numerous factors, many of which are beyond our control, including (i) our ability to enter into strategic alliances through a combination of one or more joint ventures, mergers or acquisition transactions; and (ii) our ability to attract and retain additional key personnel in sales, marketing, technical support and finance. We currently depend upon our management employees to seek out and form strategic alliances and find and retain additional employees. There can be no assurance of success with any or all of these factors on which our operations will depend. We have relied and may continue to rely, upon consultants and others for operating expertise.
Our growth will require new personnel, which we will be required to recruit, hire, train and retain.
We expect significant growth in the number of our employees if we determine that a mine at any of our properties is commercially feasible, we are able to raise sufficient funding and we elect to develop the property. This growth will place substantial demands on us and our management. Our ability to assimilate new personnel will be critical to our performance. We will be required to recruit additional personnel and to train, motivate and manage employees. We will also have to adopt and implement new systems in all aspects of our operations. This will be particularly critical in the event we decide not to use contract miners at any of our properties. We have no assurance that we will be able to recruit the personnel required to execute our programs or to manage these changes successfully.
New legislation, including the Sarbanes-Oxley Act of 2002, may make it difficult for us to retain or attract officers and directors.
We may be unable to attract and retain qualified officers, directors and members of board committees required to provide for our effective management as a result of the recent and currently proposed changes in the rules and regulations which govern publicly-held companies. Sarbanes-Oxley Act of 2002 has resulted in a series of rules and regulations by the Securities and Exchange Commission that increase responsibilities and liabilities of directors and executive officers. The perceived increased personal risk associated with these recent changes may deter qualified individuals from accepting these roles.
Stock market price and volume volatility.
The market for our common shares may be highly volatile for reasons both related to the performance of the Company or events pertaining to the industry (for e.g.., mineral price fluctuation/high production costs/accidents) as well as factors unrelated to the Company or its industry. In particular, market demand for uranium fluctuates from one business cycle to the next, resulting in change of demand for the mineral and an attendant change in the price for the mineral. Our common shares can be expected to be subject to volatility in both price and volume arising from market expectations, announcements and press releases regarding our business, and changes in estimates and evaluations by securities analysts or other events or factors. In recent years, the securities markets in the United States have experienced a high level of price and volume volatility, and the market price of securities of many companies, particularly small-capitalization companies, have experienced wide fluctuations that have not necessarily been related to the operations, performances, underlying asset values, or prospects of such companies. For these reasons, the price of our common shares can also be expected to be subject to volatility resulting from purely market forces over which we will have no control.
Dilution through the granting of options.
Because the success of the Company is highly dependent upon its employees, we may in the future grant to some or all of our key employees, directors and consultants options to purchase our common shares as non-cash incentives. Those options may be granted at exercise prices equal to market prices at times when the public market is depressed. To the extent that significant numbers of such options may be granted and exercised, the interests of the other stockholders of the Company may be diluted.

You may lose your entire investment in our shares.
An investment in our common stock is highly speculative and may result in the loss of your entire investment. Only investors who are experienced investors in high risk investments and who can afford to lose their entire investment should consider an investment in us.
In the event that your investment in our shares is for the purpose of deriving dividend income or in expectation of an increase in market price of our shares from the declaration and payment of dividends, your investment may be compromised because we do not intend to pay dividends in the foreseeable future.
We have never paid a dividend to our shareholders, and we intend to retain our cash for the continued development of our business. We do not intend to pay cash dividends on our common stock in the foreseeable future. As a result, your return on investment will be solely determined by your ability to sell your shares in a secondary market.
We depend on our ability to successfully access the capital and financial markets. Any inability to access the capital or financial markets may limit our ability to execute our business plan or pursue investments that we may rely on for future growth.
We rely on access to capital markets as a source of liquidity for capital and operating requirements. If we are not able to access financial markets at competitive rates, our ability to implement our business plan and strategy may be affected. Certain market disruptions may increase our cost of borrowing or affect our ability to access one or more financial markets. Such market disruptions could result from:
•	adverse economic conditions;

•	adverse general capital market conditions;

•	poor performance and health of the uranium industry in general;

•	bankruptcy or financial distress of unrelated uranium companies or marketers;

•	significant decrease in the demand for uranium;

•	adverse regulatory actions that affect our exploration and development plans; and

•	terrorist attacks on our potential customers.
Recent market events and conditions, including disruptions in the U.S. and international credit markets and other financial systems and the deterioration of the U.S. and global economic conditions, could, among other things, impede access to capital or increase the cost of capital, which would have an adverse effect on our ability to fund our working capital and other capital requirements.
In 2007, 2008 and into 2009, the U.S. credit markets experienced serious disruption due to a deterioration in residential property values, defaults and delinquencies in the residential mortgage market (particularly, subprime and non-prime mortgages) and a decline in the credit quality of mortgage backed securities. These problems led to a slow-down in residential housing market transactions, declining housing prices, delinquencies in non-mortgage consumer credit and a general decline in consumer confidence. These conditions continued and worsened in 2008, causing a loss of confidence in the broader U.S. and global credit and financial markets and resulting in the collapse of, and government intervention in, major banks, financial institutions and insurers and creating a climate of greater volatility, less liquidity, widening of credit spreads, a lack of price transparency, increased credit losses and tighter credit conditions. Notwithstanding various actions by the U.S. and foreign governments, concerns about the general condition of the capital markets, financial instruments, banks, investment banks, insurers and other financial institutions caused the broader credit markets to further deteriorate and stock markets to decline substantially. In addition, general economic indicators have deteriorated, including declining consumer sentiment, increased unemployment and declining economic growth and uncertainty about corporate earnings.
These unprecedented disruptions in the current credit and financial markets have had a significant material adverse impact on a number of financial institutions and have limited access to capital and credit for many companies. These disruptions could, among other things, make it more difficult for us to obtain, or increase our cost of obtaining, capital and financing for our operations. Our access to additional capital may not be available on terms acceptable to us or at all.

DOCUMENTS INCORPORATED BY REFERNCE
The SEC allows the Company to “incorporate by reference” information it files with the SEC. This means that the Company can disclose important information to you by referring you to those documents. Any information the Company references in this manner is considered part of this Prospectus. Information the Company files with the SEC after the date of this Prospectus will automatically update and, to the extent inconsistent, supersede the information contained in this Prospectus. Copies of the documents incorporated by reference in this Prospectus may be obtained on written or oral request without charge from the Secretary of the Company at 1701 East “E” Street, P.O. Box 50850, Casper, Wyoming 82605-0850 (telephone: (307) 265-8900).

We incorporate by reference the documents listed below and future filings we make with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (excluding, unless otherwise provided therein or herein, information furnished pursuant to Item 2.02 and Item 7.01 on any Current Report on Form 8-K) after the date of the initial filing of this registration statement on Form S-3 to which this Prospectus relates until the termination of the offering under this Prospectus.

(a)
the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, which report contains the audited financial statements of the Company and the notes thereto as at December 31, 2008 and 2007 and for the three years ended December 31, 2008, together with the auditors’ report thereon, as filed on March 12, 2009;

(b)	the Company’s Proxy Statement on Schedule 14A, dated April 30, 2009, in connection with the Company’s June 10, 2009 annual general meeting of shareholders, as filed on April 30, 2009;

(c)
the Quarterly Report on Form 10-Q for the quarter ended June 30, 2009, which report contains the unaudited financial statements of the Company and the notes thereto as at June 30, 2009 and for the three and six month periods ended June 30, 2009 and 2008, as filed on August 10, 2009;

(d)
the Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, which report contains the unaudited financial statements of the Company and the notes thereto as at March 31, 2009 and for the three month periods ended March 31, 2009 and 2008, as filed on May 11, 2009;

(e)	the Company’s Current Reports on Form 8-K filed January 8, 2009 and June 16, 2009;

(f)
the description of the Company’s common stock contained in its registration statement on Form SB-2, as amended (No. 333-12633), as filed on March 15, 2002, including any amendment or report filed for purposes of updating such description; and

(g)
all other documents filed by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this Prospectus but before the end of the offering of the Securities pursuant to this Prospectus.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This Prospectus and the documents incorporated herein by reference contain “forward-looking-statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements concern the Company’s anticipated results and developments in the Company’s operations in future periods, planned exploration and, if warranted, development of its properties, plans related to its business and other matters that may occur in the future. These statements relate to analyses and other information that are based on forecasts of future results, estimates of amounts not yet determinable and assumptions of management.
Any statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, assumptions or future events or performance (often, but not always, using words or phrases such as “expects” or “does not expect”, “is expected”, “anticipates” or “does not anticipate”, “plans”, “estimates” or “intends”, or stating that certain actions, events or results “may”, “could”, “would”, “might” or “will” be taken, occur or be achieved) are not statements of historical fact and may be forward-looking statements. Forward-looking statements are subject to a variety of known and unknown risks, uncertainties and other factors which could cause actual events or results to differ from those expressed or implied by the forward-looking statements, including, without limitation:
•	risks related to our limited operating history;

•	risks related to the probability that our properties contain reserves;

•	risks related to our past losses and expected losses in the near future;

•	risks related to our need for qualified personnel for exploring for, starting and operating a mine;

•	risks related to our lack of known reserves;

•	risks related to the fluctuation of uranium prices;

•	risks related to environmental laws and regulations;

•	risks related to using our in-situ recovery mining process;

•	risks related to exploration and, if warranted, development of our properties;

•	risks related to some of our officers having other commitments for their time and attention;

•	risks related to our ability to make property payment obligations;

•	risks related to the competitive nature of the mining industry; and

•	risks related to our securities.
This list is not exhaustive of the factors that may affect our forward-looking statements. Some of the important risks and uncertainties that could affect forward-looking statements are described further under the sections titled “Risk Factors and Uncertainties” of this Prospectus. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, believed, estimated or expected. We caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. We disclaim any obligation subsequently to revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.
We qualify all the forward-looking statements contained in this Prospectus by the foregoing cautionary statements.

RECENT DEVELOPMENTS
Filing of Canadian Prospectus
On July 9, 2009, the Company filed a prospectus pursuant to the multi-jurisdictional disclosure system between the United States and Canada with the securities regulatory authorities in the Provinces of British Columbia, Alberta, Saskatchewan, Manitoba, Ontario, New Brunswick, Nova Scotia, Newfoundland and Prince Edward Island, which upon final receipt, will permit the Company to offer and sell the Securities for gross proceeds of up to $50,000,000. The Securities that may be sold in the provinces and territories of Canada named above, together with the Securities to be sold in the United States pursuant to this Prospectus, will not exceed $50,000,000.
USE OF PROCEEDS
Unless otherwise indicated in the applicable Prospectus Supplement, the net proceeds from the sale of Securities will be used by the Company for acquisitions, exploration and development of existing or acquired mineral properties, working capital requirements, to repay indebtedness outstanding from time to time or for other general corporate purposes. The Company may, from time to time, issue Common Shares or other securities otherwise than through the offering of Securities pursuant to this Prospectus.
RATIO OF EARNINGS TO FIXED CHARGES
The Company did not have any fixed charges during the five fiscal years ending December 31, 2008. Accordingly, we have no ratio of earnings to fixed charges to illustrate for such periods.
The Company has computed the ratio of earnings to fixed charges by dividing earnings by fixed charges. For this purpose, “earnings” consist of income/(loss) from operations before income tax, minority interest adjustments and changes in accounting principles and fixed charges, and “fixed charges” consist of the interest portion of rental expense and interest incurred.
DESCRIPTION OF COMMON SHARES
Common Shares
The Company is authorized to issue 200,000,000 common shares of the Company of which, as of August 18, 2009, 55,539,887 are issued and outstanding. The common shares of the Company are entitled to one vote per common share of the Company on all matters submitted to a vote of the stockholders, including the election of directors. Except as otherwise required by law the holders of common shares of the Company will possess all voting power. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all common shares of the Company that are present in person or represented by proxy. Holders of common shares of the Company representing 33 1/3% of our capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders. A vote by the holders of a majority of the outstanding common shares of the Company is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our Articles of Incorporation. Our Articles of Incorporation do not provide for cumulative voting in the election of directors.
The holders of common shares of the Company will be entitled to such cash dividends as may be declared from time to time by our board of directors from funds available therefor.
Upon liquidation, dissolution or winding up, the holders of common shares of the Company will be entitled to receive pro rata all assets available for distribution to such holders.
In the event of any merger or consolidation with or into another company in connection with which common shares of the Company are converted into or exchangeable for shares of stock, other securities or property (including cash), all holders of common shares of the Company will be entitled to receive the same kind and amount of shares of stock and other securities and property (including cash).
Holders of common shares of the Company have no pre-emptive rights or conversion rights and there are no redemption provisions applicable to our common stock.

Preferred Stock
The Company is authorized to issue up to 10,000,000 of preferred stock of which, as of August 18, 2009, none was issued and outstanding. The preferred stock may be divided into and issued in series. The Board of Directors of the Corporation is authorized to divide the authorized shares of preferred stock into one or more series, each of which shall be so designated as to distinguish the shares thereof from the shares of all other series and classes. The Board of Directors of the Corporation is authorized, within the limitations prescribed by law and its Articles of Incorporation, to fix and determine the designations, rights, qualifications, preferences, limitations and terms of the shares of any series of preferred stock.
We refer you to our Articles of Incorporation, Bylaws and the applicable statutes of the State of Nevada for a more complete description of the rights and liabilities of holders of our securities.
Cash dividends
As of the date of this Prospectus, we have not paid any cash dividends to stockholders. The declaration of any future cash dividend will be at the discretion of our board of directors and will depend upon our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our exploration activities.
Warrants
We have issued and do have outstanding 4,932,498 warrants to purchase our shares of common stock as of August 18, 2009, as follows:
•	4,932,498 exercisable at $3.50, expiring April 15, 2010.
DESCRIPTION OF DEBT SECURITIES
The Company may issue Debt Securities in one or more series under an indenture (the “Indenture”), to be entered into among the Company, Computershare Trust Company of Canada as Canadian trustee, and Computershare Trust Company, N.A., as U.S. trustee. The Indenture will be subject to and governed by the United States Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). A copy of the form of the Indenture will be filed with the SEC as an exhibit to the registration statement of which this Prospectus forms a part and will be filed on SEDAR. The following description sets forth certain general terms and provisions of the Debt Securities and is not intended to be complete. For a more complete description, prospective investors should refer to the Indenture and the terms of the Debt Securities. If Debt Securities are issued, the Company will describe in the applicable Prospectus Supplement the particular terms and provisions of any series of the Debt Securities and a description of how the general terms and provisions described below may apply to that series of the Debt Securities. Prospective investors should rely on information in the applicable Prospectus Supplement and not on the following information to the extent that the information in such Prospectus Supplement is different from the following information. The Company will file as exhibits to the registration statement of which this Prospectus is a part, or will incorporate by reference from a current report on Form 8-K that the Company files with the SEC, any supplemental indenture describing the terms and conditions of Debt Securities the Company is offering before the issuance of such Debt Securities.
The Company may issue debt securities and incur additional indebtedness other than through the offering of Debt Securities pursuant to this Prospectus.
General
The Indenture will not limit the aggregate principal amount of Debt Securities that the Company may issue under the Indenture and will not limit the amount of other indebtedness that the Company may incur. The Indenture will provide that the Company may issue Debt Securities from time to time in one or more series and may be denominated and payable in U.S. dollars, Canadian dollars or any foreign currency. Unless otherwise indicated in the applicable Prospectus Supplement, the Debt Securities will be unsecured obligations of the Company. The Indenture will also permit the Company to increase the principal amount of any series of the Debt Securities previously issued and to issue that increased principal amount.

The applicable Prospectus Supplement for any series of Debt Securities that the Company offers will describe the specific terms of the Debt Securities and may include, but is not limited to, any of the following:
•	the title of the Debt Securities;

•	the aggregate principal amount of the Debt Securities;

•	the percentage of principal amount at which the Debt Securities will be issued;

•	whether payment on the Debt Securities will be senior or subordinated to the Company’s other liabilities or obligations;

•	whether payment of the Debt Securities will be guaranteed by any other person;

•
the date or dates, or the methods by which such dates will be determined or extended, on which the Company may issue the Debt Securities and the date or dates, or the methods by which such dates will be determined or extended, on which the Company will pay the principal and any premium on the Debt Securities and the portion (if less than the principal amount) of Debt Securities to be payable upon a declaration of acceleration of maturity;

•
whether the Debt Securities will bear interest, the interest rate (whether fixed or variable) or the method of determining the interest rate, the date from which interest will accrue, the dates on which the Company will pay interest and the record dates for interest payments, or the methods by which such dates will be determined or extended;

•	the place or places the Company will pay principal, premium, if any, and interest and the place or places where Debt Securities can be presented for registration of transfer or exchange;

•
whether and under what circumstances the Company will be required to pay any additional amounts for withholding or deduction for Canadian taxes with respect to the Debt Securities, and whether and on what terms the Company will have the option to redeem the Debt Securities rather than pay the additional amounts;

•
whether the Company will be obligated to redeem or repurchase the Debt Securities pursuant to any sinking or purchase fund or other provisions, or at the option of a holder and the terms and conditions of such redemption;

•	whether the Company may redeem the Debt Securities prior to maturity and the terms and conditions of any such redemption;

•
the denominations in which the Company will issue any registered Debt Securities, if other than denominations of $1,000 and any multiple of $l,000 and, if other than denominations of $5,000, the denominations in which any unregistered debt security shall be issuable;

•	whether the Company will make payments on the Debt Securities in a currency or currency unit other than U.S. dollars or by delivery of the Company’s common shares or other property;

•	whether payments on the Debt Securities will be payable with reference to any index, formula or other method;

•	whether the Company will issue the Debt Securities as global securities and, if so, the identity of the depositary for the global securities;

•	whether the Company will issue the Debt Securities as unregistered securities, registered securities or both;

•	any changes or additions to events of default or covenants whether or not such events of default or covenants are consistent with the events of default or covenants in the Indenture;

•	the applicability of, and any changes or additions to, the provisions for defeasance described under “Defeasance” below;

•	whether the holders of any series of Debt Securities have special rights if specified events occur;

•	the terms, if any, for any conversion or exchange of the Debt Securities for any other securities;

•	provisions as to modification, amendment or variation of any rights or terms attaching to the Debt Securities; and

•
any other terms, conditions, rights and preferences (or limitations on such rights and preferences) including covenants and events of default which apply solely to a particular series of the Debt Securities being offered which do not apply generally to other Debt Securities, or any covenants or events of default generally applicable to the Debt Securities which do not apply to a particular series of the Debt Securities.

Unless stated otherwise in the applicable Prospectus Supplement, no holder of Debt Securities will have the right to require the Company to repurchase the Debt Securities and there will be no increase in the interest rate if the Company becomes involved in a highly leveraged transaction or the Company has a change of control.
The Company may issue Debt Securities bearing no interest or interest at a rate below the prevailing market rate at the time of issuance, and offer and sell the Debt Securities at a discount below their stated principal amount. The Company may also sell any of the Debt Securities for a foreign currency or currency unit, and payments on the Debt Securities may be payable in a foreign currency or currency unit. In any of these cases, the Company will describe certain Canadian federal and U.S. federal income tax consequences and other special considerations in the applicable Prospectus Supplement.
The Company may issue Debt Securities with terms different from those of Debt Securities previously issued and, without the consent of the holders thereof, the Company may reopen a previous issue of a series of Debt Securities and issue additional Debt Securities of such series (unless the reopening was restricted when such series was created).
Ranking and Other Indebtedness
Unless otherwise indicated in an applicable Prospectus Supplement, the Debt Securities will be unsecured obligations and will rank equally with all of the Company’s other unsecured and other subordinated debt from time to time outstanding and equally with other Debt Securities issued under the Indenture. The Indenture will provide that the Debt Securities will be subordinated to and junior in right of payment to all present and future Senior Indebtedness. “Senior Indebtedness” will be defined in the Indenture as: (a) all indebtedness of the Company in respect of borrowed money, other than: (i) indebtedness evidenced by the Debt Securities; and (ii) indebtedness which, by the terms of the instrument creating or evidencing it, is expressed to rank in right of payment equally with or subordinate to the indebtedness evidenced by the Debt Securities; (b) all obligations of the Company for the reimbursement of amounts paid pursuant to any letter of credit, banker’s acceptance or similar credit transaction; and (c) all obligations of the type referred to in paragraphs (a) through (b) above of other persons for the payment of which the Company is responsible or liable as obligor, guarantor or otherwise. For greater certainty, “Senior Indebtedness” will include all indebtedness of the Company for borrowed money which is outstanding as at the date of the Indenture.
The Company’s Board of Directors may establish the extent and manner, if any, to which payment on or in respect of a series of Debt Securities will be senior or will be subordinated to the prior payment of the Company’s other liabilities and obligations, other than Senior Indebtedness, and whether the payment of principal, premium, if any, and interest, if any, will be guaranteed by any other person and the nature and priority of any security.
Debt Securities in Global Form
The Depositary and Book-Entry
Unless otherwise specified in the applicable Prospectus Supplement, a series of the Debt Securities may be issued in whole or in part in global form as a “global security” and will be registered in the name of or issued in bearer form and be deposited with a depositary, or its nominee, each of which will be identified in the applicable Prospectus Supplement relating to that series. Unless and until exchanged, in whole or in part, for the Debt Securities in definitive registered form, a global security may not be transferred except as a whole by the depositary for such global security to a nominee of the depositary, by a nominee of the depositary to the depositary or another nominee of the depositary or by the depositary or any such nominee to a successor of the depositary or a nominee of the successor.
The specific terms of the depositary arrangement with respect to any portion of a particular series of the Debt Securities to be represented by a global security will be described in the applicable Prospectus Supplement relating to such series. The Company anticipates that the provisions described in this section will apply to all depositary arrangements.
Upon the issuance of a global security, the depositary therefor or its nominee will credit, on its book entry and registration system, the respective principal amounts of the Debt Securities represented by the global security to the accounts of such persons, designated as “participants”, having accounts with such depositary or its nominee. Such accounts shall be designated by the underwriters, dealers or agents participating in the distribution of the Debt Securities or by the Company if such Debt Securities are offered and sold directly by the Company. Ownership of beneficial interests in a global security will be limited to participants or persons that may hold beneficial interests through participants. Ownership of beneficial interests in a global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the depositary therefor or its nominee (with respect to interests of participants) or by participants or persons that hold through participants (with respect to interests of persons other than participants). The laws of some states in the United States may require that certain purchasers of securities take physical delivery of such securities in definitive form.
So long as the depositary for a global security or its nominee is the registered owner of the global security or holder of a global security in bearer form, such depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Debt Securities represented by the global security for all purposes under the Indenture. Except as provided below, owners of beneficial interests in a global security will not be entitled to have a series of the Debt Securities represented by the global security registered in their names, will not receive or be entitled to receive physical delivery of such series of the Debt Securities in definitive form and will not be considered the owners or holders thereof under the Indenture.
Any payments of principal, premium, if any, and interest, if any, on global securities registered in the name of a depositary or securities registrar will be made to the depositary or its nominee, as the case may be, as the registered owner of the global security representing such Debt Securities. None of the Company, any trustee or any paying agent for the Debt Securities represented by the global securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of the global security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.
The Company expects that the depositary for a global security or its nominee, upon receipt of any payment of principal, premium, if any, or interest, if any, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the records of such depositary or its nominee. The Company also expects that payments by participants to owners of beneficial interests in a global security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in “street name”, and will be the responsibility of such participants.
Discontinuance of Depositary’s Services
If a depositary for a global security representing a particular series of the Debt Securities is at any time unwilling or unable to continue as depositary or, if at any time the depositary for such series shall no longer be registered or in good standing under the Exchange Act, and a successor depositary is not appointed by us within 90 days, the Company will issue such series of the Debt Securities in definitive form in exchange for a global security representing such series of the Debt Securities. If an event of default under the Indenture has occurred and is continuing, Debt Securities in definitive form will be printed and delivered upon written request by the holder to the appropriate trustee. In addition, the Company may at any time and in the Company’s sole discretion determine not to have a series of the Debt Securities represented by a global security and, in such event, will issue a series of the Debt Securities in definitive form in exchange for all of the global securities representing that series of Debt Securities.
Debt Securities in Definitive Form
A series of the Debt Securities may be issued in definitive form, solely as registered securities, solely as unregistered securities or as both registered securities and unregistered securities. Registered securities will be issuable in denominations of $1,000 and integral multiples of $1,000 and unregistered securities will be issuable in denominations of $5,000 and integral multiples of $5,000 or, in each case, in such other denominations as may be set out in the terms of the Debt Securities of any particular series. Unless otherwise indicated in the applicable Prospectus Supplement, unregistered securities will have interest coupons attached.
Unless otherwise indicated in the applicable Prospectus Supplement, payment of principal, premium, if any, and interest, if any, on the Debt Securities (other than global securities) will be made at the office or agency designated by the Company, or at the Company’s option the Company can pay principal, interest, if any, and premium, if any, by cheque mailed or delivered to the address of the person entitled at the address appearing in the security register of the trustee or electronic funds wire or other transmission to an account of persons who meet certain thresholds set out in the Indenture who are entitled to receive payments by wire transfer. Unless otherwise indicated in the applicable Prospectus Supplement, payment of interest, if any, will be made to the persons in whose name the Debt Securities are registered at the close of business on the day or days specified by the Company.
At the option of the holder of Debt Securities, registered securities of any series will be exchangeable for other registered securities of the same series, of any authorized denomination and of a like aggregate principal amount. If, but only if, provided in an applicable Prospectus Supplement, unregistered securities (with all unmatured coupons, except as provided below, and all matured coupons in default) of any series may be exchanged for registered securities of the same series, of any authorized denominations and of a like aggregate principal amount and tenor. In such event, unregistered securities surrendered in a permitted exchange for registered securities between a regular record date or a special record date and the relevant date for payment of interest shall be surrendered without the coupon relating to such date for payment of interest, and interest will not be payable on such date for payment of interest in respect of the registered security issued in exchange for such unregistered security, but will be payable only to the holder of such coupon when due in accordance with the terms of the Indenture. Unless otherwise specified in an applicable Prospectus Supplement, unregistered securities will not be issued in exchange for registered securities.
The applicable Prospectus Supplement may indicate the places to register a transfer of the Debt Securities in definitive form. Service charges may be payable by the holder for any registration of transfer or exchange of the Debt Securities in definitive form, and the Company may, in certain instances, require a sum sufficient to cover any tax or other governmental charges payable in connection with these transactions.
The Company shall not be required to:
•
issue, register the transfer of or exchange any series of the Debt Securities in definitive form during a period beginning at the opening of 15 business days before any selection of securities of that series of the Debt Securities to be redeemed and ending on the relevant date of notice of such redemption, as provided in the Indenture;

•
register the transfer of or exchange any registered security in definitive form, or portion thereof, called for redemption, except the unredeemed portion of any registered security being redeemed in part;

•
exchange any unregistered security called for redemption except to the extent that such unregistered security may be exchanged for a registered security of that series and like tenor; provided that such registered security will be simultaneously surrendered for redemption with written instructions for payment consistent with the provisions of the Indenture; or

•
issue, register the transfer of or exchange any of the Debt Securities in definitive form which have been surrendered for repayment at the option of the holder, except the portion, if any, of such Debt Securities not to be so repaid.

Merger, Amalgamation or Consolidation
The Indenture will provide that the Company may not amalgamate or consolidate with, merge into or enter into any statutory arrangement with any other person or, directly or indirectly, convey, transfer or lease all or substantially all of the Company’s properties and assets to another person, unless among other items:

•
the resulting, surviving or transferee person is organized and existing under the laws of Canada, or any province or territory thereof, the United States, any state thereof or the District of Columbia, or, if the amalgamation, merger, consolidation, statutory arrangement or other transaction would not impair the rights of holders, any other country;

•	the resulting, surviving or transferee person, if other than the Company, assumes all of the Company’s obligations under the Debt Securities and the Indenture; and

•	immediately after the transaction, no default or event of default under the Indenture shall have happened and be continuing.
When such a successor person assumes the Company’s obligations in such circumstances, subject to certain exceptions, the Company shall be discharged from all obligations and covenants under the Debt Securities and the Indenture.
Additional Amounts
Unless otherwise specified in the applicable Prospectus Supplement, all payments made by or on behalf of the Company under or with respect to the Debt Securities issued in Canada of any series will be made free and clear of and without withholding or deduction for or on account of any present or future tax, duty, levy, impost, assessment or other government charge (including penalties, interest and other liabilities related thereto) imposed or levied by or on behalf of the Government of Canada or of any province or territory thereof or by any authority or agency therein or thereof having power to tax (“Canadian Taxes”), unless the Company is required to withhold or deduct Canadian Taxes by law or by the interpretation or administration thereof by the relevant government authority or agency.
If the Company is so required to withhold or deduct any amount for or on account of Canadian Taxes from any payment made under or with respect to the Debt Securities issued in Canada, the Company will pay, unless otherwise specified, as additional interest such additional amounts, (the “Additional Amounts”), as may be necessary so that the net amount received by a holder of the Debt Securities issued in Canada after such withholding or deduction will not be less than the amount such holder of the Debt Securities issued in Canada would have received if such Canadian Taxes had not been withheld or deducted (a similar payment will also be made to holders of the Debt Securities issued in Canada, other than excluded holders (as defined herein), that are exempt from withholding but required to pay tax under Part XIII of the Income Tax Act (Canada) (the “Tax Act”), directly on amounts otherwise subject to withholding); provided, however, that no additional amounts will be payable with respect to a payment made to a holder (an “excluded holder”) if the Holder of the Debt Securities issued in Canada or the beneficial owner of some or all of the payment to the Holder:
•	does not deal at arm’s length with the Company (for purposes of the Tax Act) at the time of the making of such payment;

•
is subject to such Canadian Taxes by reason of the Debt Securities holder’s failure to comply with any certification, identification, information, documentation or other reporting requirement if compliance is required by law, regulation, administrative practice or an applicable treaty as a precondition to exemption from, or a reduction in the rate of deduction or withholding of, such Canadian Taxes;

•
is subject to such Canadian Taxes by reason of the Debt Securities holder being a resident, domicile or national of, or engaged in business or maintaining a permanent establishment or other physical presence in or otherwise having some connection with Canada or any province or territory thereof otherwise than by the mere holding of the Debt Securities or the receipt of payments thereunder; or

•	is subject to such Canadian Taxes because it is not entitled to the benefit of an otherwise applicable tax treaty by reason of the legal nature of such holder of the Debt Securities.
The Company will make such withholding or deduction and remit the full amount deducted or withheld to the relevant authority as and when required in accordance with applicable law. The Company will pay all taxes, interest and other liabilities which arise by virtue of any failure of the Company to withhold, deduct and remit to the relevant authority on a timely basis the full amounts required in accordance with applicable law. The Company will furnish to the holder of the Debt Securities issued in Canada, within 60 days after the date the payment of any Canadian Taxes is due pursuant to applicable law, certified copies of tax receipts evidencing such payment by the Company.

The foregoing obligations shall survive any termination, defeasance or discharge of the Indenture.
Tax Redemption
If and to the extent specified in the applicable Prospectus Supplement, the Debt Securities issued in Canada of a series will be subject to redemption at any time, in whole but not in part, at a redemption price equal to the principal amount thereof together with accrued and unpaid interest to the date fixed for redemption, upon the giving of a notice, if (1) the Company determines that (a) as a result of any change in or amendment to the laws (or any regulations or rulings promulgated thereunder) of Canada or of any political subdivision or taxing authority thereof or therein affecting taxation, or any change in position regarding application or interpretation of such laws, regulations or rulings (including a holding by a court of competent jurisdiction), which change or amendment is announced or becomes effective on or after a date specified in the applicable Prospectus Supplement if any date is so specified, the Company has or will become obligated to pay, on the next succeeding date on which interest is due, Additional Amounts with respect to any Debt Security issued in Canada of such series or (b) on or after a date specified in the applicable Prospectus Supplement, any action has been taken by any taxing authority of, or any decision has been rendered by a court of competent jurisdiction in, Canada or any political subdivision or taxing authority thereof or therein, including any of those actions specified in (a) above, whether or not such action was taken or decision was rendered with respect to the Company, or any change, amendment, application or interpretation shall be proposed, which, in any such case, in the opinion of counsel to the Company, will result in the Company’s becoming obligated to pay, on the next succeeding date on which interest is due, Additional Amounts with respect to any Debt Security issued in Canada of such series and (2) in any such case, the Company, in its business judgment, determines that such obligation cannot be avoided by the use of reasonable measures available to it; provided however, that (i) no such notice of redemption may be given earlier than 90 days prior to the earliest date on which the Company would be obligated to pay such Additional Amounts were a payment in respect of the Debt Securities issued in Canada then due, and (ii) at the time such notice of redemption is given, such obligation to pay such Additional Amounts remains in effect.
In the event that the Company elects to redeem the Debt Securities issued in Canada of such series pursuant to the provisions set forth in the preceding paragraph, the Company shall deliver to the trustees a certificate, signed by an authorized officer, stating that the Company is entitled to redeem the Debt Securities issued in Canada of such series pursuant to their terms.
Provision of Financial Information
The Company will file with the trustees, within 20 days after it files or furnishes them with the SEC, copies of the Company’s annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may by rules and regulations prescribe) which the Company is required to file or furnish with the SEC pursuant to Section 13 or 15(d) of the Exchange Act.
Notwithstanding that the Company may not remain subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC, the Company will continue to provide the trustees:
•
within 20 days after the time periods required for the filing or furnishing of such forms by the SEC, annual reports on Form 10-K or any successor form, quarterly reports on Form 10-Q or any successor form and current reports of Form 8-K or any successor form.

Events of Default
Unless otherwise specified in the applicable Prospectus Supplement relating to a particular series of Debt Securities, the following is a summary of events which will, with respect to any series of the Debt Securities, constitute an event of default under the Indenture with respect to the Debt Securities of that series:
•	the Company fails to pay principal of, or any premium on, or any Additional Amounts in respect of, any Debt Security of that series when it is due and payable;

•	the Company fails to pay interest (including Additional Amounts) payable on any Debt Security of that series when it becomes due and payable, and such default continues for 30 days;

•	the Company fails to make any required sinking fund or analogous payment for that series of Debt Securities;

•
the Company fails to observe or perform any of its covenants or agreements in the Indenture that affect or are applicable to the Debt Securities of that series for 90 days after written notice to the Company by the trustees or to the Company and the trustees by holders of at least 25% in aggregate principal amount of the outstanding Debt Securities of that series;

•
a default (as defined in any indenture or instrument under which the Company or one of the Company’s subsidiaries has at the date of the Indenture or will thereafter have outstanding any indebtedness) has occurred and is continuing, or the Company or any of its subsidiaries has failed to pay principal amounts with respect to such indebtedness at maturity and such event of default or failure to pay has resulted in such indebtedness under such indenture or instrument being declared due, payable or otherwise being accelerated, in either event so that an amount in excess of the greater of $15,000,000 and 2% of the Company’s shareholders’ equity will be or become due, payable and accelerated upon such declaration or prior to the date on which the same would otherwise have become due, payable and accelerated (the “Accelerated Indebtedness”), and such acceleration will not be rescinded or annulled, or such event of default or failure to pay under such indenture or instrument will not be remedied or cured, whether by payment or otherwise, or waived by the holders of such Accelerated Indebtedness, then (i) if the Accelerated Indebtedness will be as a result of an event of default which is not related to the failure to pay principal or interest on the terms, at the times, and on the conditions set out in any such indenture or instrument, it will not be considered an event of default for the purposes of the indenture governing the Debt Securities until 30 days after such indebtedness has been accelerated, or (ii) if the Accelerated Indebtedness will occur as a result of such failure to pay principal or interest or as a result of an event of default which is related to the failure to pay principal or interest on the terms, at the times, and on the conditions set out in any such indenture or instrument, then (A) if such Accelerated Indebtedness is, by its terms, non-recourse to the Company or its subsidiaries, it will be considered an event of default for purposes of the Indenture governing the Debt Securities; or (B) if such Accelerated Indebtedness is recourse to the Company or its subsidiaries, any requirement in connection with such failure to pay or event of default for the giving of notice or the lapse of time or the happening of any further condition, event or act under such indenture or instrument in connection with such failure to pay or event of default will be applicable together with an additional seven days before being considered an event of default for the purposes of the Indenture;

•	certain events involving the Company’s bankruptcy, insolvency or reorganization; and

•	any other event of default provided for in that series of Debt Securities.
A default under one series of Debt Securities will not necessarily be a default under another series. A trustee may withhold notice to the holders of the Debt Securities of any default, except in the payment of principal or premium, if any, or interest, if any, if in good faith it considers it in the interests of the holders to do so and so advises the Company in writing.
If an event of default (except for events involving the Company’s bankruptcy, insolvency or reorganization) for any series of Debt Securities occurs and continues, a trustee or the holders of at least 25% in aggregate principal amount of the Debt Securities of that series may require the Company to repay immediately:
•	the entire principal and interest of the Debt Securities of the series; or

•	if the Debt Securities are discounted securities, that portion of the principal as is described in the applicable Prospectus Supplement.
If an event of default relates to events involving the Company’s bankruptcy, insolvency or reorganization, the principal of all Debt Securities will become immediately due and payable without any action by the trustee or any holder.
Subject to certain conditions, the holders of a majority of the aggregate principal amount of the Debt Securities of the affected series can rescind and annul an accelerated payment requirement. If Debt Securities are discounted securities, the applicable Prospectus Supplement will contain provisions relating to the acceleration of maturity of a portion of the principal amount of the discounted securities upon the occurrence or continuance of an event of default.
Other than its duties in case of a default, a trustee is not obligated to exercise any of the rights or powers that it will have under the Indenture at the request or direction of any holders, unless the holders offer the trustee reasonable security or indemnity. If they provide this reasonable security or indemnity, the holders of a majority in aggregate principal amount of any series of Debt Securities may, subject to certain limitations, direct the time, method and place of conducting any proceeding for any remedy available to a trustee, or exercising any trust or power conferred upon a trustee, for any series of Debt Securities.
The Company will be required to furnish to the trustees a statement annually as to its compliance with all conditions and covenants under the Indenture and, if the Company is not in compliance, the Company must specify any defaults. The Company will also be required to notify the trustees as soon as practicable upon becoming aware of any event of default.
No holder of a Debt Security of any series will have any right to institute any proceeding with respect to the Indenture, or for the appointment of a receiver or a trustee, or for any other remedy, unless:
•	the holder has previously given to the trustees written notice of a continuing event of default with respect to the Debt Securities of the affected series;

•
the holders of at least 25% in principal amount of the outstanding Debt Securities of the series affected by an event of default have made a written request, and the holders have offered reasonable indemnity, to the trustees to institute a proceeding as trustees; and

•
the trustees have failed to institute a proceeding, and have not received from the holders of a majority in aggregate principal amount of the outstanding Debt Securities of the series affected by an event of default a direction inconsistent with the request, within 60 days after receipt of the holders’ notice, request and offer of indemnity.

However, such above-mentioned limitations do not apply to a suit instituted by the holder of a Debt Security for the enforcement of payment of the principal of or any premium, if any, or interest on such Debt Security on or after the applicable due date specified in such Debt Security.
Defeasance
When the Company uses the term “defeasance”, it means discharge from its obligations with respect to any Debt Securities of or within a series under the Indenture. Unless otherwise specified in the applicable Prospectus Supplement, if the Company deposits with a trustee cash, government securities or a combination thereof sufficient to pay the principal, interest, if any, premium, if any, and any other sums due to the stated maturity date or a redemption date of the Debt Securities of a series, then at the Company’s option:
•	the Company will be discharged from the obligations with respect to the Debt Securities of that series; or

•	the Company will no longer be under any obligation to comply with certain restrictive covenants under the Indenture and certain events of default will no longer apply to the Company.
If this happens, the holders of the Debt Securities of the affected series will not be entitled to the benefits of the Indenture except for registration of transfer and exchange of Debt Securities and the replacement of lost, stolen, destroyed or mutilated Debt Securities. These holders may look only to the deposited fund for payment on their Debt Securities.
To exercise the defeasance option, the Company must deliver to the trustees:
•
an opinion of counsel in the United States to the effect that the holders of the outstanding Debt Securities of the affected series will not recognize gain or loss for U.S. federal income tax purposes as a result of a defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the defeasance had not occurred;

•
an opinion of counsel in Canada or a ruling from the Canada Revenue Agency to the effect that the holders of the outstanding Debt Securities of the affected series will not recognize income, gain or loss for Canadian federal, provincial or territorial income or other tax purposes as a result of a defeasance and will be subject to Canadian federal, provincial or territorial income tax and other tax on the same amounts, in the same manner and at the same times as would have been the case had the defeasance not occurred; and

•	a certificate of one of the Company’s officers and an opinion of counsel, each stating that all conditions precedent provided for relating to defeasance have been complied with.
If the Company is to be discharged from its obligations with respect to the Debt Securities, and not just from the Company’s covenants, the U.S. opinion must be based upon a ruling from or published by the United States Internal Revenue Service or a change in law to that effect.
In addition to the delivery of the opinions described above, the following conditions must be met before the Company may exercise its defeasance option:
•
no event of default or event that, with the passing of time or the giving of notice, or both, shall constitute an event of default shall have occurred and be continuing for the Debt Securities of the affected series;

•	the Company is not an “insolvent person” within the meaning of applicable bankruptcy and insolvency legislation; and

•	other customary conditions precedent are satisfied.
Modification and Waiver
Modifications and amendments of the Indenture may be made by the Company and the trustees pursuant to one or more Supplemental Indentures (a “Supplemental Indenture”) with the consent of the holders of a majority in aggregate principal amount of the outstanding Debt Securities of each series affected by the modification. However, without the consent of each holder affected, no such modification may:
•	change the stated maturity of the principal of, premium, if any, or any installment of interest, if any, on any Debt Security;

•	reduce the principal, premium, if any, or rate of interest, if any, or change any obligation of the Company to pay any Additional Amounts;

•	reduce the amount of principal of a debt security payable upon acceleration of its maturity or the amount provable in bankruptcy;

•	change the place or currency of any payment;

•	affect the holder’s right to require the Company to repurchase the Debt Securities at the holder’s option;

•	impair the right of the holders to institute a suit to enforce their rights to payment;

•	adversely affect any conversion or exchange right related to a series of Debt Securities;

•	reduce the percentage of Debt Securities required to modify the Indenture or to waive compliance with certain provisions of the Indenture; or

•	reduce the percentage in principal amount of outstanding Debt Securities necessary to take certain actions.
The holders of a majority in principal amount of outstanding Debt Securities of any series may on behalf of the holders of all Debt Securities of that series waive, insofar as only that series is concerned, past defaults under the Indenture and compliance by the Company with certain restrictive provisions of the Indenture. However, these holders may not waive a default in any payment of principal, premium, if any, or interest on any Debt Security or compliance with a provision that cannot be modified without the consent of each holder affected.

The Company may modify the Indenture pursuant to a Supplemental Indenture without the consent of any holders to:
•	evidence its successor under the Indenture;

•	add covenants or surrender any right or power for the benefit of holders;

•	add events of default;

•
provide for unregistered securities to become registered securities under the Indenture and make other such changes to unregistered securities that in each case do not materially and adversely affect the interests of holders of outstanding Debt Securities;

•	establish the forms of the Debt Securities;

•	appoint a successor trustee under the Indenture;

•	add provisions to permit or facilitate the defeasance and discharge of the Debt Securities as long as there is no material adverse effect on the holders;

•
cure any ambiguity, correct or supplement any defective or inconsistent provision or make any other provisions in each case that would not materially and adversely affect the interests of holders of outstanding Debt Securities, if any;

•
comply with any applicable laws of the United States and Canada in order to effect and maintain the qualification of the Indenture under such laws to the extent they do not conflict with the applicable laws of the United States; or

•	change or eliminate any provisions of the Indenture where such change takes effect when there are no Debt Securities outstanding under the Indenture.
Governing Law
The Indenture and the Debt Securities will be governed by and construed in accordance with the laws of the State of New York, except that discharge by the Canadian trustee of any of its rights, powers, duties or responsibilities hereunder shall be construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable thereto.
The Trustees
Any trustee under the Indenture or its affiliates may provide other services to the Company in the ordinary course of their business. If the trustee or any affiliate acquires any conflicting interest and a default occurs with respect to the Debt Securities, the trustee must eliminate the conflict or resign.
Resignation and Removal of Trustee
A trustee may resign or be removed with respect to one or more series of the Debt Securities and a successor trustee may be appointed to act with respect to such series.
Consent to Service
In connection with the Indenture, the Company will irrevocably designate and appoint CT Corporation System, 111 8th Avenue, 13th Floor, New York, New York 10011, as its authorized agent upon which process may be served in any suit or proceeding arising out of or relating to the Indenture or the Debt Securities that may be instituted in any U.S. federal or New York State court located in The Borough of Manhattan, in the City of New York, or brought by the trustees (whether in their individual capacity or in their capacity as trustees under the Indenture), and will irrevocably submit to the non-exclusive jurisdiction of such courts.

Enforceability of Judgments
Because all or substantially all of the Company’s assets, as well as the assets of most of the directors of the Company, are within the United States, any judgment obtained in Canada against the Company or certain of its directors, including judgments with respect to the payment of principal on the Debt Securities, may not be collectible within Canada.
The Company has been advised that there is doubt as to the enforceability in the United States, by a court in original actions or actions to enforce judgments of Canadian courts, of civil liabilities predicated solely upon Canadian federal or provincial securities laws.
DESCRIPTION OF WARRANTS
The following description, together with the additional information the Company may include in any applicable Prospectus Supplements and free writing prospectuses, summarizes the material terms and provisions of the Warrants that the Company may offer under this Prospectus, which may consist of Warrants to purchase Common Shares or Debt Securities and may be issued in one or more series. Warrants may be offered independently or together with Common Shares, Debt Securities or Subscription Receipts offered by any Prospectus Supplement, and may be attached to or separate from those Securities. While the terms the Company has summarized below will apply generally to any Warrants that it may offer under this Prospectus, the Company will describe the particular terms of any series of Warrants that it may offer in more detail in the applicable Prospectus Supplement and any applicable free writing prospectus. The terms of any Warrants offered under a Prospectus Supplement may differ from the terms described below.
General
Warrants will be issued under and governed by the terms of one or more warrant indentures (each a “Warrant Indenture”) between the Company and a warrant trustee (the “Warrant Trustee”) that the Company will name in the relevant Prospectus Supplement. Each Warrant Trustee will be a financial institution organized under the laws of Canada or any province thereof and authorized to carry on business as a trustee.
This summary of some of the provisions of the Warrants is not complete. The statements made in this Prospectus relating to any Warrant Indenture and Warrants to be issued under this Prospectus are summaries of certain anticipated provisions thereof and do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the applicable Warrant Indenture. Prospective investors should refer to the Warrant Indenture relating to the specific Warrants being offered for the complete terms of the Warrants. The Company will file as exhibits to the registration statement of which this Prospectus is a part, or will incorporate by reference from a current report on Form 8-K that the Company files with the SEC, any Warrant Indenture describing the terms and conditions of Warrants the Company is offering before the issuance of such Warrants.
The applicable Prospectus Supplement relating to any Warrants offered by the Company will describe the particular terms of those Warrants and include specific terms relating to the offering.
Equity Warrants

The particular terms of each issue of equity warrants (“Equity Warrants”) will be described in the applicable Prospectus Supplement. This description will include, where applicable:

•	the designation and aggregate number of Equity Warrants;

•	the price at which the Equity Warrants will be offered;

•	the currency or currencies in which the Equity Warrants will be offered;

•	the date on which the right to exercise the Equity Warrants will commence and the date on which the right will expire;

•
the number of Common Shares that may be purchased upon exercise of each Equity Warrant and the price at which and currency or currencies in which the Common Shares may be purchased upon exercise of each Equity Warrant;

•	the designation and terms of any Securities with which the Equity Warrants will be offered, if any, and the number of the Equity Warrants that will be offered with each Security;

•	the date or dates, if any, on or after which the Equity Warrants and the other Securities with which the Equity Warrants will be offered will be transferable separately;

•	whether the Equity Warrants will be subject to redemption and, if so, the terms of such redemption provisions;

•	whether the Company will issue the Equity Warrants as global securities and, if so, the identity of the depositary of the global securities;

•	whether the Equity Warrants will be listed on any exchange;

•	material United States and Canadian federal income tax consequences of owning the Equity Warrants; and

•	any other material terms or conditions of the Equity Warrants.
Debt Warrants
The particular terms of each issue of debt warrants (“Debt Warrants”) will be described in the related Prospectus Supplement. This description will include, where applicable:
•	the designation and aggregate number of Debt Warrants;

•	the price at which the Debt Warrants will be offered;

•	the currency or currencies in which the Debt Warrants will be offered;

•	the date on which the right to exercise the Debt Warrants will commence and the date on which the right will expire;

•
the principal amount of Debt Securities that may be purchased upon exercise of each Debt Warrant and the price at which and currency or currencies in which that principal amount of Debt Securities may be purchased upon exercise of each Debt Warrant;

•	the designation and terms of any Securities with which the Debt Warrants will be offered, if any, and the number of the Debt Warrants that will be offered with each Security;

•	the date or dates, if any, on or after which the Debt Warrants and the other Securities with which the Debt Warrants will be offered will be transferable separately;

•	the terms and provisions of the Debt Securities issuable upon the exercise of the Debt Warrants;

•	the minimum or maximum amount of Debt Warrants that may be exercised at any one time;

•	whether the Debt Warrants will be subject to redemption, and, if so, the terms of such redemption provisions;

•	whether the Company will issue the Debt Warrants as global securities and, if so, the identity of the depositary of the global securities;

•	whether the Debt Warrants will be listed on any exchange;

•	material United States and Canadian federal income tax consequences of owning the Debt Warrants; and

•	any other material terms or conditions of the Debt Warrants.
Rights of Holders Prior to Exercise
Prior to the exercise of their Warrants, holders of Warrants will not have any of the rights of holders of the Common Shares or Debt Securities issuable upon exercise of the Warrants.
Exercise of Warrants
Each Warrant will entitle the holder to purchase the Securities that the Company specifies in the applicable Prospectus Supplement at the exercise price that the Company describes therein. Unless the Company otherwise specifies in the applicable Prospectus Supplement, holders of the Warrants may exercise the Warrants at any time up to the specified time on the expiration date that the Company sets forth in the applicable Prospectus Supplement. After the close of business on the expiration date, unexercised Warrants will become void.

Holders of the Warrants may exercise the Warrants by delivering the Warrant Certificate representing the Warrants to be exercised together with specified information, and paying the required amount to the Warrant Trustee in immediately available funds, as provided in the applicable Prospectus Supplement. The Company will set forth on the Warrant Certificate and in the applicable Prospectus Supplement the information that the holder of the Warrant will be required to deliver to the Warrant Trustee.
Upon receipt of the required payment and the Warrant Certificate properly completed and duly executed at the corporate trust office of the Warrant Trustee or any other office indicated in the applicable Prospectus Supplement, the Company will issue and deliver the securities purchasable upon such exercise. If fewer than all of the Warrants represented by the Warrant Certificate are exercised, then the Company will issue a new Warrant Certificate for the remaining amount of Warrants. If the Company so indicates in the applicable Prospectus Supplement, holders of the Warrants may surrender securities as all or part of the exercise price for Warrants.
Anti-Dilution
The Warrant Indenture will specify that upon the subdivision, consolidation, reclassification or other material change of the Common Shares or Debt Securities or any other reorganization, amalgamation, merger or sale of all or substantially all of the Company’s assets, the Warrants will thereafter evidence the right of the holder to receive the securities, property or cash deliverable in exchange for or on the conversion of or in respect of the Common Shares or Debt Securities to which the holder of a Common Share or Debt Security would have been entitled immediately after such event. Similarly, any distribution to all or substantially all of the holders of Common Shares of rights, options, warrants, evidences of indebtedness or assets will result in an adjustment in the number of Common Shares to be issued to holders of Equity Warrants.
Global Securities
The Company may issue Warrants in whole or in part in the form of one or more global securities, which will be registered in the name of and be deposited with a depositary, or its nominee, each of which will be identified in the applicable Prospectus Supplement. The global securities may be in temporary or permanent form. The applicable Prospectus Supplement will describe the terms of any depositary arrangement and the rights and limitations of owners of beneficial interests in any global security. The applicable Prospectus Supplement will describe the exchange, registration and transfer rights relating to any global security.
Modifications
The Warrant Indenture will provide for modifications and alterations to the Warrants issued thereunder by way of a resolution of holders of Warrants at a meeting of such holders or a consent in writing from such holders. The number of holders of Warrants required to pass such a resolution or execute such a written consent will be specified in the Warrant Indenture.
The Company may amend any Warrant Indenture and the Warrants, without the consent of the holders of the Warrants, to cure any ambiguity, to cure, correct or supplement any defective or inconsistent provision, or in any other manner that will not materially and adversely affect the interests of holders of outstanding Warrants.
DESCRIPTION OF SUBSCRIPTION RECEIPTS
The Company may issue Subscription Receipts, which will entitle holders to receive upon satisfaction of certain release conditions and for no additional consideration, Common Shares, Debt Securities, Warrants or any combination thereof. Subscription Receipts will be issued pursuant to one or more subscription receipt agreements (each, a “Subscription Receipt Agreement”), each to be entered into between the Company and an escrow agent (the “Escrow Agent”), which will establish the terms and conditions of the Subscription Receipts. Each Escrow Agent will be a financial institution organized under the laws of the United States or a state thereof or Canada or a province thereof and authorized to carry on business as a trustee. The Company will file as exhibits to the registration statement of which this Prospectus is a part, or will incorporate by reference from a current report on Form 8-K that the Company files with the SEC, any Subscription Receipt Agreement describing the terms and conditions of Subscription Receipts the Company is offering before the issuance of such Subscription Receipts.
The following description sets forth certain general terms and provisions of Subscription Receipts and is not intended to be complete. The statements made in this Prospectus relating to any Subscription Receipt Agreement and Subscription Receipts to be issued thereunder are summaries of certain anticipated provisions thereof and are subject to, and are qualified in their entirety by reference to, all provisions of the applicable Subscription Receipt Agreement and the Prospectus Supplement describing such Subscription Receipt Agreement.
The Prospectus Supplement relating to any Subscription Receipts the Company offers will describe the Subscription Receipts and include specific terms relating to their offering. All such terms will comply with the requirements of the Toronto Stock Exchange and NYSE Amex relating to Subscription Receipts. If underwriters or agents are used in the sale of Subscription Receipts, one or more of such underwriters or agents may also be parties to the Subscription Receipt Agreement governing the Subscription Receipts sold to or through such underwriters or agents.
General

The Prospectus Supplement and the Subscription Receipt Agreement for any Subscription Receipts the Company offers will describe the specific terms of the Subscription Receipts and may include, but are not limited to, any of the following:

•	the designation and aggregate number of Subscription Receipts offered;

•	the price at which the Subscription Receipts will be offered;

•	the currency or currencies in which the Subscription Receipts will be offered;

•
the designation, number and terms of the Common Shares, Debt Securities, Warrants or combination thereof to be received by holders of Subscription Receipts upon satisfaction of the release conditions, and the procedures that will result in the adjustment of those numbers;

•
the conditions (the “Release Conditions”) that must be met in order for holders of Subscription Receipts to receive for no additional consideration Common Shares, Debt Securities, Warrants or a combination thereof;

•	the procedures for the issuance and delivery of Common Shares, Debt Securities, Warrants or a combination thereof to holders of Subscription Receipts upon satisfaction of the Release Conditions;

•
whether any payments will be made to holders of Subscription Receipts upon delivery of the Common Shares, Debt Securities, Warrants or a combination thereof upon satisfaction of the Release Conditions (e.g., an amount equal to dividends declared on Common Shares by the Company to holders of record during the period from the date of issuance of the Subscription Receipts to the date of issuance of any Common Shares pursuant to the terms of the Subscription Receipt Agreement, or an amount equal to interest payable by the Company in respect of Debt Securities during the period from the date of issuance of the Subscription Receipts to the date of issuance of the Debt Securities pursuant to the terms of the Subscription Receipt Agreement);

•
the terms and conditions under which the Escrow Agent will hold all or a portion of the gross proceeds from the sale of Subscription Receipts, together with interest and income earned thereon (collectively, the “Escrowed Funds”), pending satisfaction of the Release Conditions;

•	the terms and conditions pursuant to which the Escrow Agent will hold Common Shares, Debt Securities, Warrants or a combination thereof pending satisfaction of the Release Conditions;

•	the terms and conditions under which the Escrow Agent will release all or a portion of the Escrowed Funds to the Company upon satisfaction of the Release Conditions;

•
if the Subscription Receipts are sold to or through underwriters or agents, the terms and conditions under which the Escrow Agent will release a portion of the Escrowed Funds to such underwriters or agents in payment of all or a portion of their fees or commission in connection with the sale of the Subscription Receipts;

•
procedures for the refund by the Escrow Agent to holders of Subscription Receipts of all or a portion of the subscription price for their Subscription Receipts, plus any pro rata entitlement to interest earned or income generated on such amount, if the Release Conditions are not satisfied;

•	any entitlement of the Company to purchase the Subscription Receipts in the open market by private agreement or otherwise;

•	whether the Company will issue the Subscription Receipts as global securities and, if so, the identity of the depositary for the global securities;

•	whether the Company will issue the Subscription Receipts as bearer securities, registered securities or both;

•	provisions as to modification, amendment or variation of the Subscription Receipt Agreement or any rights or terms attaching to the Subscription Receipts;

•	the identity of the Escrow Agent;

•	whether the Subscription Receipts will be listed on any exchange;

•	material United States and Canadian federal tax consequences of owning the Subscription Receipts; and

•	any other terms of the Subscription Receipts.
In addition, the Prospectus Supplement and the Subscription Receipt Agreement for any Subscription Receipts the Company offers will describe all contractual rights of rescission that will be granted to initial purchasers of Subscription Receipts in the event this Prospectus, the Prospectus Supplement under which the Subscription Receipts are issued or any amendment hereto or thereto contains a misrepresentation, as discussed further under the sub-paragraph entitled “Rescission” below.
The holders of Subscription Receipts will not be shareholders of the Company. Holders of Subscription Receipts are entitled only to receive Common Shares, Debt Securities, Warrants or a combination thereof on exchange of their Subscription Receipts, plus any cash payments provided for under the Subscription Receipt Agreement, if the Release Conditions are satisfied. If the Release Conditions are not satisfied, the holders of Subscription Receipts shall be entitled to a refund of all or a portion of the subscription price therefor and all or a portion of the pro rata share of interest earned or income generated thereon, as provided in the Subscription Receipt Agreement.
Escrow
The Escrowed Funds will be held in escrow by the Escrow Agent, and such Escrowed Funds will be released to the Company (and, if the Subscription Receipts are sold to or through underwriters or agents, a portion of the Escrowed Funds may be released to such underwriters or agents in payment of all or a portion of their fees in connection with the sale of the Subscription Receipts) at the time and under the terms specified by the Subscription Receipt Agreement. If the Release Conditions are not satisfied, holders of Subscription Receipts will receive a refund of all or a portion of the subscription price for their Subscription Receipts plus their pro rata entitlement to interest earned or income generated on such amount, in accordance with the terms of the Subscription Receipt Agreement. Common Shares, Debt Securities or Warrants may be held in escrow by the Escrow Agent, and will be released to the holders of Subscription Receipts following satisfaction of the Release Conditions at the time and under the terms specified in the Subscription Receipt Agreement.
Anti-Dilution
The Subscription Receipt Agreement will specify that upon the subdivision, consolidation, reclassification or other material change of the Common Shares, Debt Securities or Warrants or any other reorganization, amalgamation, merger or sale of all or substantially all of the Company’s assets, the Subscription Receipts will thereafter evidence the right of the holder to receive the securities, property or cash deliverable in exchange for or on the conversion of or in respect of the Common Shares, Debt Securities or Warrants to which the holder of a Common Share, Debt Security or Warrant would have been entitled immediately after such event. Similarly, any distribution to all or substantially all of the holders of Common Shares of rights, options, warrants, evidences of indebtedness or assets will result in an adjustment in the number of Common Shares to be issued to holders of Subscription Receipts whose Subscription Receipts entitle the holders thereof to receive Common Shares. Alternatively, such securities, evidences of indebtedness or assets may, at the option of the Company, be issued to the Escrow Agent and delivered to holders of Subscription Receipts on exercise thereof. The Subscription Receipt Agreement will also provide that if other actions of the Company affect the Common Shares, Debt Securities or Warrants, which, in the reasonable opinion of the directors of the Company, would materially affect the rights of the holders of Subscription Receipts and/or the rights attached to the Subscription Receipts, the number of Common Shares, Debt Securities or Warrants which are to be received pursuant to the Subscription Receipts shall be adjusted in such manner, if any, and at such time as the directors of the Company may in their discretion reasonably determine to be equitable to the holders of Subscription Receipts in such circumstances.
Rescission
The Subscription Receipt Agreement will also provide that any misrepresentation in this Prospectus, the Prospectus Supplement under which the Subscription Receipts are offered, or any amendment thereto, will entitle each initial purchaser of Subscription Receipts to a contractual right of rescission following the issuance of the Common Shares,

Debt Securities or Warrants to such purchaser entitling such purchaser to receive the amount paid for the Subscription Receipts upon surrender of the Common Shares, Debt Securities or Warrants, provided that such remedy for rescission is exercised in the time stipulated in the Subscription Receipt Agreement. This right of rescission does not extend to holders of Subscription Receipts who acquire such Subscription Receipts from an initial purchaser, on the open market or otherwise, or to initial purchasers who acquire Subscription Receipts in the United States.
Global Securities
The Company may issue Subscription Receipts in whole or in part in the form of one or more global securities, which will be registered in the name of and be deposited with a depositary, or its nominee, each of which will be identified in the applicable Prospectus Supplement. The global securities may be in temporary or permanent form. The applicable Prospectus Supplement will describe the terms of any depositary arrangement and the rights and limitations of owners of beneficial interests in any global security. The applicable Prospectus Supplement also will describe the exchange, registration and transfer rights relating to any global security.
Modifications
The Subscription Receipt Agreement will provide for modifications and alterations to the Subscription Receipts issued thereunder by way of a resolution of holders of Subscription Receipts at a meeting of such holders or a consent in writing from such holders. The number of holders of Subscriptions Receipts required to pass such a resolution or execute such a written consent will be specified in the Subscription Receipt Agreement.
DESCRIPTION OF UNITS
The following description, together with the additional information the Company may include in any applicable Prospectus Supplements, summarizes the material terms and provisions of the Units that the Company may offer under this Prospectus. While the terms the Company has summarized below will apply generally to any Units that the Company may offer under this Prospectus, the Company will describe the particular terms of any series of Units in more detail in the applicable Prospectus Supplement. The terms of any Units offered under a Prospectus Supplement may differ from the terms described below.
The Company will file as exhibits to the registration statement of which this Prospectus is a part, or will incorporate by reference from a current report on Form 8-K that the Company files with the SEC, the form of unit agreement (“Unit Agreement”) between the Company and a unit agent (“Unit Agent”) that describes the terms and conditions of the series of Units the Company is offering, and any supplemental agreements, before the issuance of the related series of Units. The following summaries of material terms and provisions of the Units are subject to, and qualified in their entirety by reference to, all the provisions of the Unit Agreement and any supplemental agreements applicable to a particular series of Units. The Company urges you to read the applicable Prospectus Supplements related to the particular series of Units that the Company sells under this Prospectus, as well as the complete Unit Agreement and any supplemental agreements that contain the terms of the Units.
General

The Company may issue units comprising one or more of Common Shares, Debt Securities, Warrants and Subscription Receipts in any combination. Each Unit will be issued so that the holder of the Unit is also the holder of each security included in the Unit. Thus, the holder of a Unit will have the rights and obligations of a holder of each included security. The Unit Agreement under which a Unit is issued may provide that the securities included in the Unit may not be held or transferred separately, at any time or at any time before a specified date.
The Company will describe in the applicable Prospectus Supplement the terms of the series of Units, including:

•	the designation and terms of the Units and of the securities comprising the Units, including whether and under what circumstances those securities may be held or transferred separately;

•	any provisions of the governing Unit Agreement that differ from those described below; and

•	any provisions for the issuance, payment, settlement, transfer or exchange of the Units or of the securities comprising the Units.

The provisions described in this section, as well as those described under “Description of Common Shares,” “Description of Debt Securities,” “Description of Warrants,” and “Description of Subscription Receipts” will apply to each Unit and to any Common Share, Debt Security, Warrant or Subscription Receipt included in each Unit, respectively.
Issuance in Series
The Company may issue Units in such amounts and in numerous distinct series as the Company determines.
Enforceability of Rights by Holders of Units
Each Unit Agent will act solely as our agent under the applicable Unit Agreement and will not assume any obligation or relationship of agency or trust with any holder of any Unit. A single bank or trust company may act as Unit Agent for more than one series of Units. A Unit Agent will have no duty or responsibility in case of any default by the Company under the applicable Unit Agreement or Unit, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon the Company. Any holder of a Unit may, without the consent of the related Unit Agent or the holder of any other Unit, enforce by appropriate legal action its rights as holder under any security included in the Unit.
The Company, the Unit Agents, and any of their agents may treat the registered holder of any Unit Certificate as an absolute owner of the Units evidenced by that certificate for any purpose and as the person entitled to exercise the rights attaching to the Units so requested, despite any notice to the contrary.
PLAN OF DISTRIBUTION
General
The Company may offer and sell the Securities, separately or together: (a) to one or more underwriters or dealers; (b) through one or more agents; or (c) directly to one or more other purchasers. The Securities offered pursuant to any Prospectus Supplement may be sold from time to time in one or more transactions at: (i) a fixed price or prices, which may be changed from time to time; (ii) market prices prevailing at the time of sale; (iii) prices related to such prevailing market prices; or (iv) other negotiated prices. The Company may only offer and sell the Securities pursuant to a Prospectus Supplement during the period that this Prospectus, including any amendments hereto, remains effective. The Prospectus Supplement for any of the Securities being offered thereby will set forth the terms of the offering of such Securities, including the type of Security being offered, the name or names of any underwriters, dealers or agents, the purchase price of such Securities, the proceeds to the Company from such sale, any underwriting commissions or discounts and other items constituting underwriters’ compensation and any discounts or concessions allowed or re-allowed or paid to dealers. Only underwriters so named in the Prospectus Supplement are deemed to be underwriters in connection with the Securities offered thereby.
By Underwriters
If underwriters are used in the sale, the Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Unless otherwise set forth in the Prospectus Supplement relating thereto, the obligations of underwriters to purchase the Securities will be subject to certain conditions, but the underwriters will be obligated to purchase all of the Securities offered by the Prospectus Supplement if any of such Securities are purchased. The Company may offer the Securities to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. The Company may agree to pay the underwriters a fee or commission for various services relating to the offering of any Securities. Any such fee or commission will be paid out of the general corporate funds of the Company. The Company may use underwriters with whom it has a material relationship. The Company will describe in the Prospectus Supplement, naming the underwriter, the nature of any such relationship.
By Dealers
If dealers are used, and if so specified in the applicable Prospectus Supplement, the Company will sell such Securities to the dealers as principals. The dealers may then resell such Securities to the public at varying prices to be determined by such dealers at the time of resale. Any public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time. The Company will set forth the names of the dealers and the terms of the transaction in the applicable Prospectus Supplement.

By Agents
The Securities may also be sold through agents designated by the Company. Any agent involved will be named, and any fees or commissions payable by the Company to such agent will be set forth, in the applicable Prospectus Supplement. Any such fees or commissions will be paid out of the general corporate funds of the Company. Unless otherwise indicated in the Prospectus Supplement, any agent will be acting on a best efforts basis for the period of its appointment.
Direct Sales
Securities may also be sold directly by the Company at such prices and upon such terms as agreed to by the Company and the purchaser. In this case, no underwriters, dealers or agents would be involved in the offering.
General Information
Underwriters, dealers and agents that participate in the distribution of the Securities offered by this Prospectus may be deemed underwriters under the Securities Act, and any discounts or commissions they receive from us and any profit on their resale of the securities may be treated as underwriting discounts and commissions under the Securities Act.
Underwriters, dealers or agents who participate in the distribution of Securities may be entitled under agreements to be entered into with the Company to indemnification by the Company against certain liabilities, including liabilities under Canadian provincial and territorial and United States securities legislation, or to contribution with respect to payments which such underwriters, dealers or agents may be required to make in respect thereof. Such underwriters, dealers or agents may be customers of, engage in transactions with, or perform services for, the Company in the ordinary course of business.
We may enter into derivative transactions with third parties, or sell securities not covered by this Prospectus to third parties in privately negotiated transactions. If the applicable Prospectus Supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this Prospectus and the applicable Prospectus Supplement, including in short sale transactions. If so, the third parties may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third parties in such sale transactions will be identified in the applicable Prospectus Supplement.
One or more firms, referred to as “remarketing firms,” may also offer or sell the Securities, if the Prospectus Supplement so indicates, in connection with a remarketing arrangement upon their purchase. Remarketing firms will act as principals for their own accounts or as agents for us. These remarketing firms will offer or sell the Securities in accordance with the terms of the Securities. The Prospectus Supplement will identify any remarketing firm and the terms of its agreement, if any, with us and will describe the remarketing firm’s compensation. Remarketing firms may be deemed to be underwriters in connection with the Securities they remarket.
In connection with any offering of Securities, underwriters may over-allot or effect transactions which stabilize or maintain the market price of the Securities offered at a level above that which might otherwise prevail in the open market. Such transactions may be commenced, interrupted or discontinued at any time.
U.S. FEDERAL INCOME TAX CONSEQUENCES
The following is a general summary of certain U.S. federal income tax considerations related to the acquisition, ownership and disposition of Common Shares acquired pursuant to this Prospectus.
This summary is for general information purposes only and does not purport to be a complete analysis or listing of all potential United States federal income tax consequences related to the acquisition, ownership and disposition of Common. In addition, this summary does not take into account the individual facts and circumstances of any particular holder that may affect the United States federal income tax consequences to such holder. Accordingly, this summary is not intended to be, and should not be construed as, legal or United States federal income tax advice with respect to any holder. Each holder should consult its own tax advisor regarding the United States federal, state and local, and foreign tax consequences related to the acquisition, ownership and disposition of Common Shares.
No legal opinion from United States legal counsel or ruling from the Internal Revenue Service (the “IRS”) has been requested, or will be obtained, regarding the United States federal income tax consequences related to the acquisition, ownership and disposition of Common Shares. This summary is not binding on the IRS, and the IRS is not precluded from taking a position that is different from, and contrary to, the positions taken in this summary.
Scope of this Summary
Authorities
This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations (whether final, temporary, or proposed), published rulings of the IRS, published administrative positions of the IRS, and United States court decisions that are applicable and, in each case, as in effect and available, as of the date of this Prospectus. Any of the authorities on which this summary is based could be changed in a material and adverse manner at any time, and any such change could be applied on a retroactive basis. This summary does not discuss the potential effects, whether adverse or beneficial, of any proposed legislation that, if enacted, could be applied on a retroactive basis.
U.S. Holders
As used in this summary, the term “U.S. Holder” means a beneficial owner of Common Shares acquired pursuant to this Prospectus that is for U.S. federal income tax purposes: an individual who is a citizen or resident of the U.S.; a corporation (or other entity taxable as a corporation) organized under the laws of the U.S., any state thereof or the District of Columbia; an estate whose income is subject to U.S. federal income taxation regardless of its source; or a trust that (1) is subject to the primary supervision of a court within the U.S. and the control of one or more U.S. persons for all substantial decisions or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.
Non-U.S. Holders
The term “Non-U.S. Holder” means any beneficial owner of Common Shares acquired pursuant to this Prospectus that is neither a U.S. Holder nor a partnership nor other entity or arrangement treated as a partnership for U.S. federal income tax purposes. A Non-U.S. Holder should review the discussion under the heading “U.S. Federal Income Tax Consequences to Non-U.S. Holders of the Acquisition, Ownership and Disposition of Common Shares” below for more information.
U.S. Holders Subject to Special United States Federal Income Tax Rules Not Addressed
This summary deals only with persons or entities who hold our Common Shares as a capital asset within the meaning of Section 1221 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”). This summary does not address all aspects of U.S. federal income taxation that may be applicable to holders in light of their particular circumstances or to holders subject to special treatment under U.S. federal income tax law, such as (without limitation): banks, insurance companies, and other financial institutions; dealers in securities or foreign currencies; regulated investment companies; traders in securities that mark to market; U.S. expatriates or former long-term residents of the U.S.; persons holding Common Shares as part of a straddle, appreciated financial position, synthetic security, hedge, conversion transaction or other integrated investment; persons holding Common Shares as a result of a constructive sale; persons holding Common Shares whose functional currency is not the U.S. dollar; persons who directly, indirectly, or by attribution own 10% or more of the Company’s outstanding equity interests; or entities that acquire Common Shares that are treated as partnerships for U.S. federal income tax purposes and investors (i.e., partners) in such partnerships. Holders that are subject to special provisions under the Code, including holders described immediately above, should consult their own tax advisor regarding the United States federal, state and local, and foreign tax consequences arising from and relating to the acquisition, ownership and disposition of Common Shares.
If an entity treated as a partnership holds our Common Shares, the tax treatment of the partners and the partnership generally will depend on the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our Common Shares you should consult your own tax advisor.
Tax Consequences Not Addressed
This summary does not address the United States state and local, United States federal estate and gift, United States federal alternative minimum tax, or foreign tax consequences to holders of the acquisition, ownership, and disposition of Common Shares. Each holder should consult its own tax advisor regarding the United States state and local, United States federal estate and gift, United States federal alternative minimum tax, and foreign tax consequences of the acquisition, ownership, and disposition of Common Shares.

U.S. Federal Income Tax Consequences to U.S. Holders of the Acquisition, Ownership and Disposition of Common Shares
Distributions
Distributions made on our Common Shares generally will be included in a U.S. Holder’s income as ordinary dividend income to the extent of our current and accumulated earnings and profits (determined under U.S. federal income tax principles) as of the end of our taxable year in which the distribution occurs. However, with respect to dividends received by individuals, for taxable years beginning before January 1, 2011, such dividends are generally taxed at the lower applicable long-term capital gains rates, provided certain holding period requirements are satisfied. Distributions in excess of our current and accumulated earnings and profits will be treated as a return of capital to the extent of a U.S. Holder’s adjusted tax basis in the Common Shares and thereafter as capital gain from the sale or exchange of such Common Shares. Dividends received by a corporation may be eligible for a dividends received deduction, subject to applicable limitations.
Sale, Certain Redemptions or Other Taxable Dispositions of Common Shares
Upon the sale, certain qualifying redemptions, or other taxable disposition of our Common Shares, a U.S. Holder generally will recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received upon such taxable disposition and (ii) the U.S. Holder’s adjusted tax basis in the Common Shares. Such capital gain or loss will be long-term capital gain or loss if a U.S. Holder’s holding period in the Common Shares is more than one year at the time of the taxable disposition. Long-term capital gains recognized by certain non-corporate U.S. Holders (including individuals) will generally be subject to a maximum U.S. federal income tax rate of 15%, which maximum is currently scheduled to increase to 20% for dispositions occurring during taxable years beginning on or after January 1, 2011. The deductibility of capital losses is subject to limitations. A U.S. Holder who sells Common Shares at a loss which, in the aggregate, exceeds certain thresholds may be required to file a disclosure statement with the IRS.
Information Reporting and Backup Withholding
Information reporting requirements generally will apply to payments of dividends on our Common Shares and to the proceeds of a sale of Common Shares paid to a U.S. Holder unless the U.S. Holder is an exempt recipient (such as a corporation). A backup withholding tax will apply to those payments if the U.S. Holder fails to provide its correct taxpayer identification number, or certification of exempt status, or if the U.S. Holder is notified by the IRS that it has failed to report in full payments of interest and dividend income. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a U.S. Holder’s U.S. federal income tax liability provided the required information is furnished in a timely manner to the IRS.
U.S. Federal Income Tax Consequences to Non-U.S. Holders of the Acquisition, Ownership and Disposition of Common Shares
Dividends
Distributions on our Common Shares will constitute dividends for U.S. tax purposes to the extent paid from our current and accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed our current and accumulated earnings and profits, they will constitute a return of capital and will first reduce a Non-U.S. Holder’s basis in our Common Shares, but not below zero, and then will be treated as gain from the sale of stock, which will be taxable according to rules discussed under the heading “Sale or Exchange of Common Shares,” below. Any dividends paid to a Non-U.S. Holder with respect to our Common Shares generally will be subject to withholding tax at a 30% gross rate, subject to any exemption or lower rate under an applicable treaty if the Non-U.S. Holder provides us with a properly executed IRS Form W-8BEN, unless the Non-U.S. Holder provides us with a properly executed IRS Form W-8ECI (or other applicable form) relating to income effectively connected with the conduct of a trade or business within the U.S.
Dividends that are effectively connected with the conduct of a trade or business within the U.S. and includible in the Non-U.S. Holder’s gross income are not subject to the withholding tax (assuming proper certification and disclosure), but instead are subject to U.S. federal income tax on a net income basis at applicable graduated individual or corporate rates. Any such effectively connected income received by a foreign corporation may, under certain circumstances, be subject to an additional branch profits tax at a 30% rate, subject to any exemption or lower rate as may be specified by an applicable income tax treaty.
A Non-U.S. Holder of Common Shares who wishes to claim the benefit of an applicable treaty rate or exemption is required to satisfy certain certification and other requirements. If a Non-U.S. Holder is eligible for an exemption from or a reduced rate of U.S. withholding tax pursuant to an income tax treaty, it may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Sale or Other Taxable Disposition of Common Shares
In general, a Non-U.S. Holder of Common Shares will not be subject to U.S. federal income tax on gain recognized from a sale, exchange, or other taxable disposition of such Common Shares, unless:
•
the gain is effectively connected with a U.S. trade or business carried on by the Non-U.S. Holder (and, where an income tax treaty applies, is attributable to U.S. permanent establishment of the Non-U.S. Holder), in which case the Non-U.S. Holder will be subject to tax on the net gain from the sale at regular graduated federal income tax rates, and if the Non-U.S. Holder is a corporation may be subject to branch profits tax, as described below;

•
the Non-U.S. Holder is an individual who is present in the U.S. for 183 days or more in the taxable year of disposition and certain other conditions are met, in which case the Non-U.S. Holder will be subject to a 30% tax on the gain from the sale, which may be offset by U.S. source capital losses; or

•
the Company is or has been a “U.S. real property holding corporation” (“USRPHC”) for U.S. federal income tax purposes at any time during the shorter of the Non-U.S. Holder’s holding period or the 5-year period ending on the date of disposition of Common Shares; provided, that as long as our shares of Common Shares are regularly traded on an established securities market (the “Regularly Traded Exception”), a Non-U.S. Holder would not be subject to taxation under this rule if the Non-U.S. Holder has not owned more than 5% of our Common Shares at any time during such 5-year or shorter period. Certain attribution rules apply in determining ownership for this purpose. Non-U.S. Holders should be aware that the Company has made no determination as to whether the Company is or has been a USRPHC, and the Company can provide no assurances that the Company is not and will not become a USRPHC in the future. In addition, in the event that the Company is or becomes a USRPHC, Non-U.S. Holders should be aware that there can be no assurance that the Common Shares will meet the Regularly Traded Exception at the time a Non-U.S. Holder purchases Common Shares or sells, exchanges or otherwise disposes of such Common Share. Non-U.S. Holders are urged to consult with their own tax advisors regarding the consequences if we have been, are or will be a USRPHC.

If a Non-U.S. Holder is an individual described in the first bullet point above, he or she will be subject to tax on the net gain derived from the sale or other taxable disposition of our Common Shares under regular graduated U.S. federal income tax rates. If a Non-U.S. Holder is a foreign corporation described in the first bullet point above, it will be subject to tax on its net gain from such a sale or other taxable disposition generally in the same manner as if it were a U.S. person as defined under the Code and, in addition, it may be subject to the branch profits tax at a gross rate equal to 30% of its effectively connected earnings and profits for that taxable year, subject to any exemption or lower rate as may be specified by an applicable income tax treaty. If a Non-U.S. Holder is an individual described in the second bullet point above, such holder will be subject to tax at a rate of 30% (or subject to any exemption or lower rate as may be specified by an applicable income tax treaty) on the gain derived from the sale or other taxable disposition of our Common Shares even though such holder is not considered a resident of the U.S. The amount of such gain may be offset by the Non-U.S. Holder’s U.S. source capital losses.
Information Reporting and Backup Withholding
Generally, we must report annually to the IRS and to Non-U.S. Holders the amount of dividends paid on our Common Shares to Non-U.S. Holders and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest, dividends and withholding may also be made available to the tax authorities in the country in which a Non-U.S. Holder resides under the provisions of an applicable income tax treaty.
In general, a Non-U.S. Holder will not be subject to backup withholding with respect to payments of dividends that we make, provided we receive a statement meeting certain requirements to the effect that the Non-U.S. Holder is not a U.S. person and we do not have actual knowledge or reason to know that the holder is a U.S. person, as defined under the Code, that is not an exempt recipient. The requirements for the statement will be met if (1) the Non-U.S. Holder provides it’s name, address and U.S. taxpayer identification number, if any, and certifies, under penalty of perjury, that it is not a U.S. person (which certification may be made on IRS Form W-8BEN) or (2) a financial institution holding the instrument on behalf of the Non-U.S. Holder certifies, under penalty of perjury, that such statement has been received by it and furnishes us or our paying agent with a copy of the statement. In addition, a Non-U.S. Holder will be subject to information reporting and, depending on the circumstances, backup withholding with respect to payments of the proceeds of a sale of our Common Shares within the U.S. or conducted through certain U.S.-related financial intermediaries, unless the statement described above has been received, and we do not have actual knowledge or reason to know that a holder is a U.S. person, as defined under the Code, that is not an exempt recipient, or the Non-U.S. Holder otherwise establishes an exemption. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability provided the required information is furnished timely to the IRS.
INTERESTS OF NAMED EXPERTS AND COUNSEL
None.
TRANSFER AGENT AND REGISTRAR
Our registrar and transfer agent for our common shares is Corporate Stock Transfer, Inc. located at 3200 Cherry Creek Dr. South, Suite 430, Denver, Colorado 80209.
LEGAL MATTERS
The law firms of Lang Michener LLP and Dorsey & Whitney LLP have acted as the Company’s counsel by providing an opinion on the validity of the securities offered in this Prospectus and applicable Prospectus Supplements and counsel named in the applicable Prospectus Supplement will pass upon legal matters for any underwriters, dealers or agents. Certain legal matters related to the Securities offered by this Prospectus will be passed upon on the Company’s behalf by Lang Michener LLP, with respect to matters of Nevada law, and Dorsey & Whitney LLP, with respect to matters of New York law.
EXPERTS
Our consolidated balance sheets as at December 31, 2008 and 2007 and the related consolidated statements of operations, cash flows and stockholders’ equity for each of the three years in the period ended December 31, 2008 and accumulated from May 26, 1999 (Date of Inception) to December 31, 2008 have been incorporated by reference herein in reliance upon the report of Manning Elliott LLP, independent registered public accounting firm, given upon the authority of that firm as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
The Company files annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov.
This Prospectus is part of a registration statement and, as permitted by SEC rules, does not contain all of the information included in the registration statement. Whenever a reference is made in this Prospectus to any of our contracts or other documents, the reference may not be complete and, for a copy of the contract or document, you should refer to the exhibits that are part of the registration statement. You may call the SEC at 1-800-SEC-0330 for more information on the public reference rooms and their copy charges. You may also read and copy any document we file with the SEC at the SEC’s public reference rooms at:
100 F Street, N.E.
Room 1580
Washington, D.C. 20549

$20,000,000

Common Stock

PROSPECTUS SUPPLEMENT

HAYWOOD SECURITIES (USA) INC.

November 30, 2010